Filed Pursuant to Rule 424(b)(7)
Registration No. 333-212709

The information in this prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 22, 2017

Prospectus supplement

(To Prospectus dated March 27, 2017)

4,500,000 shares

Evolent Health, Inc.

Class A common stock

The shares of Class A common stock in the offering are being sold by the selling stockholders identified in this prospectus supplement. See “Selling stockholders.” We will not receive any proceeds from the sale of shares offered by the selling stockholders.

The shares of Class A common stock included in this offering include 3,840,206 shares of our Class A common stock to be issued upon exchange of an equivalent number of Class B common units (together with an equal number of shares of our Class B common stock) of our operating subsidiary, Evolent Health LLC, by the selling stockholders named in this prospectus supplement pursuant to their contractual rights under an exchange agreement. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC” in the accompanying prospectus for a detailed description of the right to exchange.

Our Class A common stock is traded on the New York Stock Exchange under the symbol “EVH.” The last reported sale price of our Class A common stock on June 21, 2017 was $26.75 per share.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and are therefore subject to reduced reporting requirements.

Investing in our Class A common stock involves risks. You should carefully read and consider the “Risk Factors” section on page S-21 of this prospectus supplement before investing in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to selling stockholders	$	$

We have agreed to reimburse the underwriters for certain expenses related to the review and qualification of this offering by the Financial Industry Regulatory Authority, Inc. See “Underwriting.”

If all of the shares are not sold at the public offering price, the underwriters may change the offering price and may offer shares from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or otherwise.

The underwriters expect to deliver the shares to purchasers on or about June     , 2017.

Goldman Sachs & Co. LLC	Morgan Stanley

Prospectus supplement dated June     , 2017.

Prospectus supplement

Prospectus dated March 27, 2017

None of we, the selling stockholders or any underwriter has authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or the selling stockholders or to which we have referred you. None of we, the selling stockholders or any underwriter take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus is an offer to sell only the Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference herein or therein is current only as of its date. Our business, financial condition, results of operations and prospectus may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our Class A common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, you should rely on the information in this prospectus supplement. In addition, any statement in a filing we make with the Securities and Exchange Commission (the “SEC”), that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

Except as otherwise indicated or required by the context, (i) references in this prospectus supplement to “Evolent,” “we,” “our,” “us” and “our company” refer to Evolent Health, Inc., a Delaware corporation, together with its consolidated subsidiary, Evolent Health LLC, a Delaware limited liability company; (ii) “UPMC” refers to University of Pittsburgh Medical Center; (iii) “TPG” refers to TPG Global, LLC and certain of its affiliates; (iv) “The Advisory Board” refers to The Advisory Board Company; (v) “Ptolemy” refers to Ptolemy Capital, LLC; and (vi) “Investor Stockholders” refer to UPMC, TPG, The Advisory Board and Ptolemy.

This prospectus supplement and the accompanying prospectus dated March 27, 2017 are part of the Registration Statement (Registration No. 333-212709) that we filed with the SEC on July 28, 2016, using a “shelf” registration process. This prospectus supplement relates to the offering of shares of our Class A common stock by the selling stockholders identified herein.

S-ii

Special note regarding forward-looking statements

Certain statements made in this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services, future performance or financial results and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•	the structural change in the market for health care in the United States;

•	uncertainty in the health care regulatory framework;

•	the uncertain impact the results of the 2016 presidential and congressional elections may have on health care laws and regulations;

•	our ability to effectively manage our growth;

•	the significant portion of revenue we derive from our largest partners;

•	our ability to offer new and innovative products and services;

•	risks related to completed and future acquisitions, investments and alliances, including the acquisitions of Valence Health, Inc., excluding Cicerone Health Solutions, Inc. (“Valence Health”), and Aldera Holdings, Inc. (“Aldera”), which may be difficult to integrate, divert management resources, result in unanticipated costs or dilute our stockholders;

•	certain risks and uncertainties associated with the acquisition of Valence Health, including revenues of Valence Health before and after the merger may be less than expected, the timing and extent of new lives expected to come onto the platform may not occur as expected and the expected results of Evolent may not be impacted as anticipated;

•	the growth and success of our partners, which is difficult to predict and is subject to factors outside of our control, including premium pricing reductions and the ability to control and, if necessary, reduce health care costs;

•	our ability to attract new partners;

•	our ability to recover the significant upfront costs in our partner relationships;

•	our ability to estimate the size of our target market;

•	our ability to maintain and enhance our reputation and brand recognition;

•	consolidation in the health care industry;

•	competition which could limit our ability to maintain or expand market share within our industry;

•	our ability to partner with providers due to exclusivity provisions in our contracts;

•	restrictions and penalties as a result of privacy and data protection laws;

•	adequate protection of our intellectual property, including trademarks;

•	any alleged infringement, misappropriation or violation of third-party proprietary rights;

•	our use of “open source” software;

•	our ability to protect the confidentiality of our trade secrets, know-how and other proprietary information;

•	our reliance on third parties and licensed technologies;

•	our ability to use, disclose, de-identify or license data and to integrate third-party technologies;

•	data loss or corruption due to failures or errors in our systems and service disruptions at our data centers;

•	online security risks and breaches or failures of our security measures;

•	our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users;

•	our reliance on third-party vendors to host and maintain our technology platform;

•	our dependency on our key personnel, and our ability to attract, hire, integrate and retain key personnel;

•	the risk of potential future goodwill impairment on our results of operations;

•	our indebtedness and our ability to obtain additional financing;

•	our ability to achieve profitability in the future;

•	the requirements of being a public company;

•	our adjusted results may not be representative of our future performance;

•	the risk of potential future litigation;

•	our holding company structure and dependence on distributions from Evolent Health LLC;

•	our obligations to make payments to certain of our pre-IPO investors for certain tax benefits we may claim in the future;

•	our ability to utilize benefits under the tax receivables agreement described herein;

•	our ability to realize all or a portion of the tax benefits that we currently expect to result from past and future exchanges of Class B common units of Evolent Health LLC (“Class B common units”) for our Class A common stock, and to utilize certain tax attributes of Evolent Health Holdings and an affiliate of TPG;

•	distributions that Evolent Health LLC will be required to make to us and to the other members of Evolent Health LLC;

•	our obligations to make payments under the tax receivables agreement that may be accelerated or may exceed the tax benefits we realize;

•	different interests among our pre-IPO investors, or between us and our pre-IPO investors;

•	the terms of agreements between us and certain of our pre-IPO investors;

•	the potential volatility of our Class A common stock price;

•	the potential decline of our Class A common stock price if a substantial number of shares become available for sale or if a large number of Class B common units are exchanged for shares of Class A common stock;

•	provisions in our second amended and restated certificate of incorporation and amended and restated by-laws and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of us;

•	the ability of certain of our investors to compete with us without restrictions;

•	provisions in our second amended and restated certificate of incorporation which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;

•	our intention not to pay cash dividends on our Class A common stock;

•	our ability to remediate the material weakness in our internal control over financial reporting;

•	our status as an “emerging growth company”; and

•	our lack of public company operating experience.

The risks included here are not exhaustive. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 and our other documents filed with the SEC include additional factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

Where you can find more information

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

We have filed with the SEC a registration statement on Form S-3, including exhibits filed with the registration statement of which this prospectus supplement is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of our Class A common stock offered hereby. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to our company and shares of our Class A common stock offered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov. Our SEC filings will also be available on our website at ir.evolenthealth.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part.

Incorporation by reference

This prospectus supplement is part of a registration statement on Form S-3 filed with the SEC. This prospectus supplement does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus supplement from certain documents that we filed with the SEC prior to the date of this prospectus supplement. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus supplement and the accompanying prospectus. These documents contain important information about us, our business and our financial performance.

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 3, 2017 (our “2016 10-K”);

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the SEC on May 10, 2017;

(3)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2017 that are incorporated by reference into Part III of our 2016 10-K;

(4)	The description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on June 5, 2015; and

(5)	Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on December 19, 2016 (solely with respect to Exhibits 23.1, 99.1 and 99.2 of Item 9.01) and our Current Reports on Form 8-K filed with the SEC on February 8, 2017, March 27, 2017, March 31, 2017, May 1, 2017, May 19, 2017 and June 9, 2017.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we file this prospectus supplement and prior to the termination of the offering of securities covered by this prospectus supplement, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules. The information relating to us contained in this prospectus supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 800 N. Glebe Road, Suite 500, Arlington, Virginia 22203 or by phone at (571) 389-6000. The documents may also be accessed on our website at ir.evolenthealth.com. Information contained on our website is not incorporated by reference into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part.

Our company

We are a market leader and a pioneer in the new era of health care delivery and payment, in which leading health systems and physician organizations, which we refer to as providers, are taking on increasing clinical and financial responsibility for the populations they serve. Our purpose-built platform, powered by our technology, proprietary processes and integrated services, enables providers to migrate their economic orientation from fee-for-service (“FFS”) reimbursement to payment models that reward high-quality and cost-effective care, or value-based payment models. By partnering with providers to accelerate their path to value-based care, we enable our provider partners to expand their market opportunity, diversify their revenue streams, grow market share and improve the quality of the care they provide.

We consider value-based care to be the necessary convergence of health care payment and delivery. We believe the pace of this convergence is accelerating, driven by price pressure in traditional FFS health care, a market environment that is incentivizing value-based care models and innovation in data and technology. We believe providers are positioned to lead this transition to value-based care because of their control over large portions of health care delivery costs, their primary position with consumers and their strong local brand.

Today, increasing numbers of providers are adopting value-based strategies, including contracting for capitated arrangements with existing insurance companies, governmental payers or large self-funded employers and managing their own captive health plans. Through value-based care, providers are in the early stages of transforming their role in health care as they attempt to defend their existing position and capture a greater portion of the more than two trillion dollars in annual health insurance expenditures. While approximately ten percent of health care payments were paid through value-based care programs as of June 2014, including through models created by systems like UPMC, Kaiser Permanente and Intermountain Healthcare, it is estimated that this number will grow to over fifty percent by 2020. There were over 100 provider-owned health plans as of 2014 and this number continues to grow. The number of accountable care organizations (“ACOs”), or organizations of groups of doctors, hospitals and other health care providers which have come together voluntarily to provide coordinated care to their Medicare patients constructed to manage capitated or value-based arrangements with existing insurance companies or government payers, grew to 742 by the end of 2014.

We believe the transformation of the provider business model will require a set of core capabilities, including the ability to aggregate and understand disparate clinical and financial data, standardize and integrate technology into care processes, manage population health and build a financial and administrative infrastructure that capitalizes on the clinical and financial value it delivers. We provide an end-to-end, built-for-purpose, technology-enabled services platform for providers to transition their organization and business model to succeed in value-based payment models. The core elements of our platform include:

•	Integrated technology, proprietary process and clinical services model that enables the delivery of a high-performing population health organization, an aligned clinical delivery network to provide high-quality, coordinated care and an efficient administrative infrastructure to administer value-based care payment relationships.

•	Supporting multiple value-based care models, our platform was built to support a diverse set of provider value-based care strategies ranging from shared medical savings arrangements to launching health plans in both public and private markets.

•	Identifi®, our technology platform, delivers the data aggregation and stratification, proven value-based care content, electronic medical records (“EMR”) optimization and proprietary applications that allow providers to standardize the delivery of care and enable clinical and financial analytics.

•	Our complementary value-based operations are empowered and supported by Identifi®. Other elements include: (1) an aligned clinical delivery network to provide improved, coordinated care,

(2) a high-performing population health organization that drives clinical outcomes, (3) an efficient administrative infrastructure to administer value-based payments and (4) integration of cost management solutions, such as pharmacy benefit management (“PBM”), or the administration of prescription drug programs, including developing and maintaining a list of medications that are approved to be prescribed, contracting with pharmacies, negotiating discounts and rebates with drug manufacturers and processing prescription drug claim payments, and patient risk scoring.

•	Long-term, embedded and aligned partnerships with health systems to enable us and our provider partners to grow together as we manage increasing populations under value-based care arrangements.

•	Payer-agnostic and a single point of integration between payers and the provider community enables us to provide an indispensable single point of integration between a diverse set of payers that becomes more valuable over time as our platform becomes the standard for value-based care contracting and operations.

We believe we are pioneers in enabling health systems to succeed in value-based payment models. We were founded in 2011 by members of our management team, UPMC, an integrated delivery system based in Pittsburgh, Pennsylvania, and The Advisory Board, to enable providers to pursue a value-based business model and evolve their competitive position and market opportunity. Our mission, technology and services were developed with UPMC, which operates the nation’s largest provider-owned health plan after Kaiser Permanente, and The Advisory Board, whose best practice research and technology solutions were available to a membership base of over 4,400 hospitals and providers as of December 2016.

In October 2016, we acquired Valence Health. Valence Health, based in Chicago, Illinois, was founded in 1996 and provides value- based administration, population health and advisory services with a particular focus on the Medicaid and pediatric markets. At the time of the acquisition, Valence Health was supporting approximately 0.5 million lives across ten long-term operating partners with one additional partnership supporting approximately 0.4 million lives due to come onto the platform on January 1, 2017. We believe that the acquisition of Valence Health is highly complementary to Evolent’s business and brings a number of strategic benefits including: (1) enhanced capabilities in value-based care administration and claims processing; (2) increased presence and experience in the Medicaid market and (3) additional scale to our platform in the form of approximately 1.0 million incremental lives under long-term operating agreements.

We have developed what we believe is a unique partner development model. Most partner relationships begin with our transformation services, during which a partner engages us to develop a customized value-based care execution plan. This allows us to define the opportunity for our partners and embed our technology and processes while building confidence and trust that we are the best long-term infrastructure partner for the provider’s value-based care strategy. We then transition our partner to our platform and operations phase, which is governed by a long-term contract. We incur significant expenses in securing new partner relationships, and, in 2016, our business development expenses represented 6.4% of our total revenues.

We believe our business model provides strong visibility and aligns our partners’ incentives with our own. A large portion of our revenue is derived from our multi-year contracts, which are linked to the number of members that our partners are managing under a value-based care arrangement. This variable pricing model depends on the number of services and technology applications that our partners utilize to advance their value-based care strategies and the number of members they are able to attract over time. We expect to grow with current partners as they increase membership in their existing value-based programs, through expanding the number of services we provide to our existing partners and by adding new partners.

We believe we are in the early stages of capitalizing on these long-term aligned partnerships. We believe our health system partners’ current value-based care arrangements represent a small portion of the health system’s total revenue each year. We believe the proportion of value-based care related revenues to total health system revenues will continue to grow, driven by continued price pressure in FFS, new government payment programs, growth in consumer-focused insurance programs, such as Medicare Advantage and managed Medicaid, and innovation in data and technology. Our business model benefits from scale, as we leverage our purpose-built technology platform and centralized resources in conjunction with the growth of our partners’ membership base. These resources include our network development capabilities, PBM administration, technology development, clinical program development and data analytics and network development. While our absolute investment in our centralized resources and technologies will increase over time, we expect it will decrease as a percentage of revenue as we are able to scale this investment across a broader group of partners.

Recent development

Acquisition of Valence Health, Inc. On October 3, 2016, we completed our acquisition of Valence Health. Valence Health, based in Chicago, Illinois, was founded in 1996 and provides value-based administration, population health and advisory services. In its 20 year history, Valence Health has developed particular expertise in the Medicaid and pediatric markets. The addition of Valence Health is expected to strengthen our operational capabilities and provide increased scale and client diversification. The merger consideration, net of certain closing and post-closing adjustments, was $217.0 million based on the closing price of our Class A common stock on the New York Stock Exchange on October 3, 2016, and consisted of 7.0 million shares of our Class A common stock and $54.8 million in cash. The shares issued to Valence Health stockholders represented approximately 10.5% of our issued and outstanding Class A common stock and Class B common stock immediately following the transaction.

Our market opportunity

In 2016, health care spending in the United States was projected to be more than $3.0 trillion, of which we estimate $1.0 trillion to be waste. We believe that a fundamental shift to value-based care can address this $1.0 trillion opportunity. We believe that for the U.S. health care system to shift to a value-based care delivery model, providers must be an empowered part of the solution. Our comprehensive technology and services platform enables providers to capitalize on this transition, which we believe will position us to be at the forefront of the transformation to value-based care.

We believe our total market opportunity is over $10.0 billion today based on health insurance expenditures, the total percentage of payments providers receive under value-based contracting, the size of the provider-sponsored health plan market and the fees we believe we can charge. We believe this opportunity will grow to over $46.0 billion by 2020 driven by health insurance expenditures increasing from approximately $2.1 trillion in 2013 to approximately $3.2 trillion in 2020, the total percentage of payments providers receive under value-based care models growing from 10% to 50%, and the provider-sponsored health plan market representing 15% of total health plan membership.

Our solution

We provide an end-to-end, built-for-purpose, technology-enabled services platform for providers to succeed in value-based payment models.

Our long-term partnerships typically begin with a system transformation process called the Blueprint, where we work with a provider’s board of directors and senior management to assess their ability to succeed in value-based payment models. This process acts as a channel for long-term partnerships, as a significant portion of providers that make an investment in a Blueprint continue to partner with us for our proprietary processes and integrated services, which we refer to as our Value-Based Operations.

Once our platform is integrated into the clinical and financial systems of our provider partners through the Blueprint and implementation phase, our Value-Based Operations, including our technology-enabled services platform, support the execution and administration of a provider’s value-based care models on an ongoing basis. Value-Based Operations include Identifi®, our technology backbone, Population Health Services to enable provider-led management of the population and Financial and Administrative Management to measure performance and administer and capture the value of improved care.

Supporting multiple value-based care models

Our platform was built to support a diverse set of provider value-based care strategies. It provides the core technology and services necessary for all models pursued by providers.

Providers partner with us on at least one of three types of value-based contracting models, with most supporting at least the Direct to Employer model and one additional type of contracting arrangement.

•	Direct to Employer: Manage costs for self-funded employers including a health system’s own employees

•	Payer contracts: Value-based contracts with third-party payers (including commercial insurers and the government) that include a full spectrum of risk for bundled payments, pay for performance to full capitation

•	Health plan: Launching a provider-owned health plan allows providers to control all of the health care insurance premiums, or premium dollars, across multiple populations, including commercial, Medicare and Medicaid

Our partners benefit from a single platform that enables them to utilize our core suite of ongoing solutions, regardless of the size or type of value-based care models they are pursuing. Our platform grows through health systems increasing membership in their existing value-based care payment model, as well as their pursuit of additional payer contracts and health plans.

Identifi®

Identifi® is our proprietary technology platform that aggregates and analyzes data, manages care workflows and engages patients. Identifi® links our processes with those of our provider partners and other third parties in order to create a connected clinical delivery ecosystem, stratify patient populations, standardize clinical work flows and enable high-quality, cost-effective care. The configurable nature and broad capabilities of Identifi® help enhance the benefits our partners receive from our Value-Based Operations and increase the effectiveness of our partners’ existing technology architecture. Highlights of the capabilities of Identifi® include the following:

•	Data and integration services: Data from disparate sources, such as EMRs, and lab and pharmacy data, is collected, assembled, integrated and maintained in order to provide health care professionals with a holistic view of the patient.

•	Clinical and business content: Clinical and business content is applied to the integrated data to create actionable information in order to optimize clinical and financial performance.

•	EMR integration: Data and clinical insights from Identifi® are fed back into partner EMRs to improve both provider and patient satisfaction, create workflow efficiencies, promote clinical documentation and coding and provide clinical support at the point-of-care.

•	Applications: A suite of cloud-based applications manages the clinical, financial and operational aspects of the value-based model. Our applications are individually purchased and scale with the clinical, financial and administrative needs of our provider partners. As additional capabilities are required through our platform, they are often deployed as applications through the Identifi® platform.

Value-Based Operations

Our Value-Based Operations are empowered and supported by Identifi®. Other elements include: (1) an aligned clinical delivery network to provide improved, coordinated care, (2) a high-performing population health organization that drives clinical outcomes, (3) an efficient administrative infrastructure to administer value-based payments and (4) integration of cost management solutions including PBM and patient risk scoring. We integrate change management processes and ongoing physician-led transformation into all value-based services to build engagement, integration and alignment within our partners in order to successfully deliver value-based care and sustain performance. We have standardized the processes described below and are able to leverage our expertise across our entire partner base. Through the technological and clinical integration we achieve, our solutions are delivered as ingrained components of our partner’s core operations rather than add-on solutions.

Delivery network alignment

We help our partners build the capabilities that are required to develop and maintain a coordinated and financially-aligned provider network that can deliver high-quality care necessary for value-based contracts. These capabilities include:

•	High-performance network: Supporting the capabilities needed to build, maintain and optimize provider- and clinically-integrated networks.

•	Value compensation models: Developing and supporting physician incentive payment programs that are linked to quality outcomes, payer shared savings arrangements and health plan performance.

•	Integrated specialty partnerships: Supporting the technology-enabled strategies, analytics and staff needed to optimize network referral patterns.

Population Health Performance

Population Health Performance is an integrated suite of technology-enabled solutions that supports the delivery of quality care in an environment where a provider’s need to manage health has significantly expanded. These solutions include:

•	Clinical programs: Care processes and ongoing clinical innovation that enables providers to target the right intervention at the right time for a given patient.

•	Specialized care team: Multi-disciplinary team that is deployed telephonically from a centralized location or throughout a local market to operate clinical programs, engage patients and support physicians.

•	Patient engagement: Integrated technologies and processes that enable outreach to engage patients in their own care process.

•	Quality and risk coding: Engagement of physicians to identify opportunities to close gaps in care and improve clinical documentation efforts.

Financial and administrative management

We help providers assemble the complete infrastructure required to operate, manage and capitalize on a variety of value-based payment arrangements. These capabilities include:

•	Payer risk: The capabilities needed to successfully manage risk from payers, including analysis, data and operational integration with payer processes, and ongoing performance management. Included in this capability is our Payer Value Alliance, which leverages our national scale to support providers with a common, sustainable, financial and clinical framework across contracted payers.

•	Analytics and reporting: The ongoing and ad hoc analytic teams and reports required to measure, inform and improve performance, including population health analytics, market analytics, network evaluation, staffing models, physician effectiveness, clinical delivery optimization and patient engagement.

•	Health plan: The scaled administrative capabilities required to launch and operate a provider-sponsored health plan, including sales and marketing, product development, actuarial, regulatory and compliance, member services, claims administration, provider relations, finance and utilization management.

•	Leadership and management: Our local and national talent assist our partners in effectively managing the performance of their value-based operations.

Integrated Cost and Revenue Management Solutions

We seek to integrate traditional cost and revenue management solutions such as PBM and risk adjustment to achieve greater adoption and performance than traditional payer-led models.

Pharmacy benefit management

Our team of professionals support the drug component of providers’ plan offerings and bring national buying power and dedicated resources that are tightly integrated with the care delivery model. Differentiated from what we consider to be traditional PBMs, our solution is integrated into patient care and engages population health levers including generic utilization, provider management, and utilization management to reduce unit pharmacy costs.

Risk adjustment

Our provider-led risk adjustment solution leverages our Identifi® platform and integrates with partners’ EMRs to minimize disruption to the physician practice and maximize physician engagement. Our prospective and retrospective risk adjustment offerings utilize comprehensive data sources to capture medical history and sophisticated analytics and workflow tools with the aim of increasing the accuracy and efficiency of retrieval and documentation. We believe that through better provider engagement and intelligent use of data, our integrated model drives more accurate documentation of patient acuity, which optimizes reimbursement and improves the quality of care.

Centralized infrastructure

Our solution was built to provide operating leverage that benefits from our continued growth. We leverage our purpose-built technology platform and centralized resources in conjunction with the growth in our partners’ membership base. Our centralized resources and technologies include our network development capabilities, PBM administration, technology infrastructure, clinical program development and data analytics.

Competitive strengths

We believe we are well-positioned to benefit from the transformations occurring in health care payment and delivery described above. We believe this new environment that rewards the better use of information to drive patient outcomes aligns with our platform, recent investments and other competitive strengths.

Early innovator

We believe we are an innovator in the delivery of a comprehensive value-based care solution for providers. We were founded in 2011, ahead of the implementation of the Patient Protection and Affordable Care Act and before the rapid expansion of programs, such as Medicare ACOs or Medicare Bundled Payment Initiatives. Since our inception, we have invested a significant amount in our offerings.

Comprehensive end-to-end solution

We provide an end-to-end, built-for-purpose, technology-enabled services platform for providers to transition their organization and business model to succeed in value-based payment models. We believe that offering a comprehensive and integrated solution which brings together population health management along with financial and administrative management on a single platform allows providers to accelerate their path to adoption of value-based care.

Integrated technology platform

Our proprietary technology platform, Identifi®, allows us to deliver a connected delivery ecosystem, implement replicable clinical processes, scale our Value-Based Operations and capitalize on multiple types of value-based payment relationships. The Identifi® platform supports the following capabilities:

•	Data aggregation from internal and external sources, such as EMRs and payer claims;

•	Algorithmic interpretation of aggregated data to stratify populations and identify high-risk patients;

•	Standardized workflows and dashboards to enable consistency across disparate clinical resources;

•	Applications to support value-based business models;

•	Patient outreach and engagement tools;

•	Integration into physician workflows to proactively engage high-priority patients; and

•	Reporting and tracking of clinical and financial outcomes.

We believe we are creating scaled benefits for our provider partners in areas such as data analytics, administrative services and care management. We expect Identifi® to enable us to deliver increasing levels of efficiency to our provider partners.

Provider-centric brand identity

We believe our provider-centric brand identity and origins differentiate us from our competitors. We believe our solutions, which have built on capabilities developed at UPMC, resonate with potential partners seeking proven solutions from providers rather than payers or non-health care businesses. Our analytical and clinical solutions are rooted in UPMC’s experience in growing a provider-led, integrated delivery network over the past 15 years, and growing to become one of the largest provider-owned health plans in the country. In addition, our deep strategic partnership with The Advisory Board strengthens our brand as a provider-friendly organization. The Advisory Board is well-recognized as an industry thought leader that made its research and technology solutions available to over 4,400 hospitals and providers as of December 2016. Our position as a payer-agnostic services organization allows for the sharing of data across multiple payers and care delivery integration regardless of payer, which we believe is not possible with payer led solutions.

Partnership-driven business model

Our business model is predicated on long-term strategic partnerships with leading providers that are attempting to evolve two of their most critical business functions: how they deliver care and how they are compensated for it. The partnership model enables cultural alignment, integration into the provider care delivery and payment work flow, long-term contractual relationships and a cycle of clinical and cost improvement with shared financial benefit. We devote significant resources, primarily in the form of business development, to establish relationships with our partners. For 2016, our business development expenses represented 6.4% of our total revenues. Thereafter, beginning with the Blueprint phase of our engagement with a partner, our costs to serve our partners primarily consist of personnel-related costs for the deployment of our solution. We expect our business development expenses as a percentage of revenue to decline over time. As of March 31, 2017, our average contractual relationship with our long-term partners was approximately five years, with an average of 2.2 years of performance remaining per contract. As of March 31, 2017, we had entered into long-term contractual relationships with over 25 partners and a significant portion of our revenue is concentrated with several partners. Our two largest partners for the three months ended March 31, 2017, Passport Health Plan and MDWise, Inc., comprised 17.1% and 11.2%, respectively, of our revenue over such period, or 28.3% in the aggregate. See “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Overview” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 for additional discussion about our largest partners.

Channel development

Our heritage, having been founded by UPMC, one of the largest providers in the country, and The Advisory Board with over 4,400 hospital and provider members as of December 2016, along with the relationships fostered by our senior management team, have allowed us to develop a significant channel into leading health systems. Our solution empowers a fundamental shift in a provider’s business model and requires alignment of their senior management and board of directors for success. A significant portion of providers that make an investment in a Blueprint continue to partner with us for our proprietary process and integrated services, which we refer to as our Value-Based Operations.

Our business model creates additional channel development through our Blueprint services. Our Blueprint not only enables providers with a roadmap to value-based care and the financial implications of the transition, it also creates a connection between us and the provider’s senior leadership. As a result, we derive revenues from providers who have completed the Blueprint phase and proceed to partner with us to enable their transition to value-based contracting.

Proven leadership team

We have made a significant investment in building an industry-leading management team. Our senior leadership team has extensive experience in the health care industry and a track record of delivering measurable clinical, financial and operational improvement for health care providers and payers. Our chief executive officer, Frank Williams, was formerly the chief executive officer of The Advisory Board, where he oversaw the growth of the company and its IPO.

Growth opportunities

Multiple avenues for growth with our existing, embedded partner base

We have established a multi-year partnership model with multiple drivers of embedded growth through the following avenues:

•	growth in lives in existing covered populations;

•	partners expanding into new lines of value-based care to capture growth in new profit pools; and

•	partners utilizing our additional capabilities, such as new Identifi® applications, PBM and third party administration, which is the processing of insurance claims or the administration of certain aspects of employee benefits plans for a separate entity.

In addition to growth within our existing partner base, opportunities exist with providers utilizing our Blueprint, who sign short-term contracts under which we analyze the opportunities available to them in the value-based care market. From time to time, we also evaluate and consider pursuing opportunities to expand into businesses related to the services we currently provide.

Early stages of a rapidly growing transformational addressable market

We believe that our existing partners represent a small fraction of health systems that could benefit from our solutions. The transformation of the care delivery and payment model in the United States has been rapid, but it is still in the early stages. While approximately 10% of health care payments were paid through value-based care programs as of June 2014, it is estimated that this number will grow to over 50% by 2020.

Capitalize on growth in select government-driven programs

Significant growth is projected in the number of people managed by government-driven programs in the United States over the next 8 years. Specifically, the Centers for Medicare and Medicaid Services projects the number of Medicare beneficiaries to grow to approximately 63 million by 2020 from approximately 56 million at the end of 2016. We expect health systems to be direct beneficiaries of growth in Medicare Advantage and Medicaid Managed Care because those specific markets are well suited for value-based care. We believe that the growth in government programs will create an opportunity for health systems to capture a greater portion of the over two trillion dollars in annual health insurance expenditures. The nature of our variable fee economic model enables us to benefit from this growth in government-managed lives. A significant portion of our revenues are attributable to government-driven programs, primarily comprised of Medicaid and, to a less significant extent, Medicare. This dynamic represents a change from prior periods and results in part from our acquisition of Valence Health as well as our strategic alliance with Passport.

Ability to capture additional value through delivering clinical results

We are capturing only a portion of the administrative dollars in the market through our current solution, which represent over 10% of total premium dollars. We believe there is a significant opportunity to capture a portion of the medical dollar over time—namely the remainder of the premium dollar which goes to medical expenses. As our health system partners continue to own a larger percentage of overall premiums, we have begun to pursue business models that allow us to participate in the medical savings through shared savings agreements that align incentives to reduce costs and improve quality outcomes.

Expand platform offerings to meet evolving market needs

There are multiple business offerings that health systems may require to operate in a value-based care environment that we do not currently provide, including but not limited to:

•	PBM expansion to include additional specialty pharmacy management capabilities;

•	Health savings account administration;

•	On-site or specialty clinic platforms; and

•	Consumer engagement and digital outreach.

Selectively pursue strategic acquisitions

We believe that the nature of our competitive landscape provides meaningful acquisition opportunities. Our industry is in the early stages of its life cycle and there are multiple firms attempting to capitalize on the transformation of the care delivery model and the various forms of new profit pools. We believe that providers will require an end-to-end solution and we believe we are well positioned to meet this demand by expanding the breadth of our offerings through not only organic growth, but also the acquisition of niche providers and non-core portions of larger enterprises. From time to time we may also pursue acquisition opportunities of businesses related to services we currently provide.

As an example of executing on our strategy, in February 2016 we entered into a strategic alliance with a leading nonprofit community-based and provider-sponsored health plan administering Kentucky Medicaid and federal Medicare Advantage benefits. This alliance created the Medicaid Center of Excellence, which offers centralized services for provider-led Medicaid health plans. In addition, in the fourth quarter of 2016, we completed the acquisitions of Valence Health and Aldera, expanding our capabilities and expertise in the Medicaid and pediatric markets as well as the provision of certain third party administration services. See “—Recent development” for more information.

Initial public offering, organizational transactions, September 2016 secondary offering, other equity transactions, March 2017 secondary offering, May 2017 secondary offering and organizational structure

Initial Public Offering

In June 2015, we completed an IPO of 13.2 million shares of our Class A common stock at a public offering price of $17.00 per share (our “IPO”). We received $209.1 million in proceeds, net of underwriting discounts and commissions. Offering expenses incurred were $3.2 million which were recorded as a reduction of proceeds from the offering. We used the net proceeds to purchase newly-issued Class A common units from Evolent Health LLC, our consolidated subsidiary. Evolent Health LLC has used and will continue to use the net proceeds for working capital and other general corporate and strategic purposes.

Organizational Transactions

Historically, our business was operated through Evolent Health LLC and its predecessor. Evolent Health, Inc. was incorporated as a Delaware corporation on December 12, 2014, for the purpose of our IPO, and prior to the IPO engaged only in activities in contemplation of our IPO. Immediately prior to the completion of the IPO in June 2015, we underwent a reorganization (the “Offering Reorganization”) pursuant to which we amended and restated our certificate of incorporation to, among other things, authorize two classes of common stock, Class A common stock and Class B common stock. Pursuant to the Offering Reorganization, Evolent Health, Inc. merged with Evolent Health Holdings, Inc. and an affiliate of TPG. In accordance with the terms of the mergers, each of the then-existing stockholders of Evolent Health Holdings, Inc., including UPMC, The Advisory Board, TPG, as well as certain other entities, existing customers and employees, received a certain number of shares of our Class A common stock in exchange for each share of common stock it held in Evolent Health Holdings, Inc. and TPG received a certain number of shares of our Class A common stock in exchange for 100% of the equity that it held in its affiliate that was merged with Evolent Health, Inc. In addition, pursuant to the Offering Reorganization we issued shares of our Class B common stock to TPG and The Advisory Board, each of which was a member of Evolent Health LLC prior to the Offering Reorganization. Shares of our Class B common stock vote together with shares of our Class A common stock as a single class, except as otherwise required by law or pursuant to our second amended and restated certificate of incorporation or amended and restated by-laws. Each Class B common unit of Evolent Health LLC can be exchanged (together with a corresponding number of shares of our Class B common stock) for one share of our Class A common stock pursuant to an exchange agreement and is otherwise non-transferable.

September 2016 Secondary Offering

In September 2016, we completed a secondary offering of 8.6 million shares of our Class A common stock at a public offering price of $22.50 per share, including the exercise in full of the underwriters’ option to purchase additional shares of our Class A common stock (“September 2016 Secondary Offering”). The shares sold in the September 2016 Secondary Offering were sold by the Investor Stockholders and certain management selling stockholders (together with the Investor Stockholders, the “September 2016 Selling Stockholders”). We did not receive any proceeds from the sale of the shares.

The shares sold in the September 2016 Secondary Offering consisted of 6.4 million existing shares of our Class A common stock owned and held by the September 2016 Selling Stockholders and 2.2 million newly-issued shares of our Class A common stock received by certain Investor Stockholders pursuant to the exercise of an existing exchange right and certain management selling stockholders in connection with the exercise of outstanding options.

The newly-issued shares of our Class A common stock issued to certain Investor Stockholders were issued in exchange (each, an “Exchange”) for an equal number of shares of our Class B common stock (which were subsequently canceled) and an equal number of Evolent Health LLC’s Class B common units. Class B common units received by us from relevant Investor Stockholders were simultaneously exchanged for an equivalent number of Class A units of Evolent Health LLC, and Evolent Health LLC canceled the Class B common units it received in the Exchanges.

As a result of the Exchanges in connection with the September 2016 Secondary Offering and Evolent Health LLC’s cancellation of the Class B common units, our economic interest in Evolent Health LLC increased from 71.0% prior to the Exchanges to 74.6% immediately after the Exchanges.

Other Equity Transactions

Our economic interest in Evolent Health LLC increased from 74.6% to 77.2% and then from 77.2% to 77.4% as a result of our Class A common stock issued in conjunction with the Valence Health and Aldera transactions, respectively. Accordingly, we reclassified a portion of our non-controlling interests into shareholders’ equity attributable to us. Our economic interest in Evolent Health LLC will increase as additional shares of our Class A common stock are issued.

March 2017 Secondary Offering

In March 2017, we completed a secondary offering of 8.6 million shares of our Class A common stock at a price to the underwriters of $19.53 per share, including the exercise in full of the underwriters’ option to purchase additional shares of our Class A common stock which closed on May 1, 2017 (the “March 2017 Secondary Offering”). The shares sold in the March 2017 Secondary Offering were sold by the Investor Stockholders. We did not receive any proceeds from the sale of the shares.

The shares sold in the March 2017 Secondary Offering consisted of 3.6 million existing shares of our Class A common stock owned and held by the Investor Stockholders and 5.0 million newly-issued shares of our Class A common stock received by certain Investor Stockholders pursuant to the exercise of an existing exchange right.

The newly-issued shares of our Class A common stock were issued to certain Investor Stockholders pursuant to Exchanges. Class B common units received by us from relevant Investor Stockholders were simultaneously exchanged for an equivalent number of Class A units of Evolent Health LLC, and Evolent Health LLC canceled the Class B common units it received in the Exchanges.

As a result of the Exchanges in connection with the March 2017 Secondary Offering and Evolent Health LLC’s cancellation of the Class B common units, our economic interest in Evolent Health LLC increased from 77.4% prior to the Exchanges to 84.9% as of May 1, 2017, the date of the closing of the underwriters’ option to purchase additional shares of our Class A common stock.

May 2017 Secondary Offering

In May 2017, we completed a secondary offering of 7.0 million shares of our Class A common stock at a public offering price of $24.65 per share (the “May 2017 Secondary Offering”). The shares sold in the May 2017

Secondary Offering were sold by the Investor Stockholders and certain management selling stockholders (together with the Investor Stockholders, the “May 2017 Selling Stockholders”). We did not receive any proceeds from the sale of the shares.

The shares sold in the May 2017 Secondary Offering consisted of 3.1 million existing shares of our Class A common stock owned and held by the May 2017 Selling Stockholders and 3.9 million newly-issued shares of our Class A common stock received by certain Investor Stockholders pursuant to the exercise of an existing exchange right and certain management selling stockholders in connection with the exercise of outstanding options.

The newly-issued shares of our Class A common stock issued to certain Investor Stockholders were issued pursuant to Exchanges. Class B common units received by us from relevant Investor Stockholders were simultaneously exchanged for an equivalent number of Class A units of Evolent Health LLC, and Evolent Health LLC canceled the Class B common units it received in the Exchanges.

As a result of the Exchanges in connection with the May 2017 Secondary Offering and Evolent Health LLC’s cancellation of the Class B common units, our economic interest in Evolent Health LLC increased from 84.9% prior to the Exchanges to 90.5% immediately after the Exchanges.

Our economic interest in Evolent Health LLC will increase if further Exchanges occur.

Organizational Structure

The diagram below shows our organizational structure as of June 20, 2017:

(1)	As of June 20, 2017, TPG beneficially owned approximately 1.3% of our outstanding Class A common stock and approximately 65.9% of our outstanding Class B common stock. David Bonderman and James G. Coulter are sole shareholders of TPG Growth II Advisors, Inc. and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares of Class A and Class B common stock beneficially owned by TPG.
(2)	As of June 20, 2017, The Advisory Board beneficially owned approximately 6.7% of our outstanding Class A common stock and approximately 27.3% of our outstanding Class B common stock. The board of directors of The Advisory Board has voting and dispositive power over the shares of Class A common stock and Class B common stock held by The Advisory Board. The members of such board of directors disclaim beneficial ownership with respect to such shares.
(3)	The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares.
(4)	Includes public stockholders and employees/partners.
(5)	Such shares are held by Ptolemy. Michael R. Stone has voting and dispositive power over the shares of Class B common stock held by Ptolemy.

Percentage economic interests are expressed in terms of an economic interest in Evolent Health LLC.

Substantially all of our operations are conducted through Evolent Health LLC, and subsequent to the Offering Reorganization, the financial results of Evolent Health LLC are consolidated in the financial statements of Evolent Health, Inc. Evolent Health, Inc. is a holding company whose principal asset is all of the Class A common units it holds in Evolent Health LLC, and its only business is to act as sole managing member of Evolent Health LLC.

Additional information

We were incorporated as a Delaware corporation on December 12, 2014. Our principal executive offices are located at 800 N. Glebe Road, Suite 500, Arlington, Virginia 22203 and our telephone number is (571) 389-6000. We also maintain a website at www.evolenthealth.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which they form a part.

The offering

The following discussion of the offering contains basic information about the offering and the Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the Class A common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock.”

Class A common stock offered hereby(1)	4,500,000 shares

Class A common stock outstanding immediately after this offering(2)	65,765,736 shares

Exchange of Class B common units	Evolent Health, Inc., Evolent Health LLC, TPG, The Advisory Board and Ptolemy are parties to an exchange agreement. In connection with this offering and pursuant to such exchange agreement, TPG and Ptolemy expect to exchange 3,619,531 and 220,675 Class B common units (together with an equal number of shares of our Class B common stock), respectively, for shares of our Class A common stock on a one-for-one basis (the “Concurrent Exchange”). The Concurrent Exchange is expected to close immediately prior to the closing of this offering. Immediately after the Concurrent Exchange and the closing of this offering, TPG and Ptolemy will own 659,970 and 220,676 Class B common units (together with an equal number of shares of our Class B common stock), respectively. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Exchange agreement” in the accompanying prospectus for additional information regarding the exchange agreement and “Selling Stockholders” in this prospectus supplement for additional information regarding the Concurrent Exchange.

Class B common stock outstanding after this offering	2,653,544 shares of Class B common stock, par value $0.01 per share, after giving effect to the Concurrent Exchange. The number of shares of Class B common stock equals the number of Class B common units. See “Certain Contractual Arrangements with Stockholders” in the accompanying prospectus.

Voting rights	Each share of our Class A common stock and Class B common stock entitle its holder to one vote on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by law. After completion of the Concurrent Exchange and this offering, (a) TPG will beneficially own approximately 0.2% of our outstanding Class A common stock and approximately 24.9% of our outstanding Class B common stock, which collectively represent 1.1% of our voting power, and (b) Ptolemy will beneficially own approximately 8.3% of our outstanding Class B common stock, which represents 0.3% of our voting power.

Use of proceeds	All of the shares of our Class A common stock offered by this prospectus supplement will be sold by the selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders.

Dividend policy	We have not paid any dividends since our IPO. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. See “Matters regarding our Class A common stock—Dividend policy.”

Risk factors	An investment in our Class A common stock involves risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our Class A common stock.

NYSE symbol	“EVH”

(1)	Includes 3,840,206 shares of Class A common stock issuable to TPG and Ptolemy upon exchange of 3,619,531 and 220,675 Class B common units (together with an equal number of shares of our Class B common stock), respectively, in the Concurrent Exchange.
(2)	The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares outstanding at June 20, 2017, and excludes: (i) 2,653,544 shares of Class A common stock that may be issued upon future exchanges of Class B common units by the holders of Class B common units; (ii) 6,350,345 shares of Class A common stock subject to outstanding options, (iii) 859,073 shares of Class A common stock subject to outstanding restricted stock units; (iv) an aggregate of 2,521,862 shares of Class A common stock that are available for future awards under our equity incentive plan; (v) shares of Class A common stock that may be issued in connection with the earn-out of up to $10 million, payable in cash or Class A common stock, to Passport Health Plan in transactions exempt from registration under the Securities Act should we obtain certain new businesses in the future; and (vi) up to 6,631,287 shares of Class A common stock reserved for issuance upon the conversion of the 2021 Notes (as defined below).

Risk factors

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the audited annual financial statements and notes thereto with respect to each of Evolent Health LLC and Evolent Health, Inc., as updated by our subsequent filings under the Exchange Act, before purchasing shares of our Class A common stock. See “Where you can find more information” for information about how to obtain a copy of these documents. If any of those risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward looking statements. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks relating to ownership of our Class A common stock

We expect that our stock price will be volatile and may fluctuate or decline significantly.

The trading price of our Class A common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	economic and political conditions or events;

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our quarterly financial reports and results of operations;

•	our ability to satisfy our ongoing capital needs and unanticipated cash requirements;

•	indebtedness incurred in the future;

•	introduction of new products and services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	sales of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory developments; and

•	litigation and governmental investigations.

These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock, and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

The trading market for our Class A common stock will also be influenced by the research and reports that industry or securities analysts publish about us or our business. As a new public company, if one or more of the analysts who cover us downgrades our stock, or if our results of operations do not meet their expectations, our stock price could decline.

The market price of our Class A common stock could decline as a result of this offering or if a substantial number of shares become available for sale and are sold in a short period of time in the future.

If our existing stockholders sell substantial amounts of our Class A common stock in the public market, the market price of our Class A common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of Class A common stock could also depress our market price. As of June 20, 2017, there were 61,925,530 shares of Class A common stock outstanding. In addition, 3.2 million options that are held by our employees are currently exercisable or will be exercisable in 2017. In addition, certain of our executive officers, directors and employees hold additional shares of Class A common stock that may be available for resale under Rule 144 (in the case of restricted stock, after the shares have vested).

Our executive officers, certain of our directors, and the selling stockholders have entered into lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions described in the section titled “Underwriting”, not to sell, directly or indirectly, any shares of common stock without the permission of Goldman Sachs & Co. LLC for a period of 45 days following the date of this prospectus. We refer to such period as the lock-up period. When the lock-up period expires, we and our securityholders subject to a lock-up agreement will be able to sell our shares in the public market. In addition, Goldman Sachs & Co. LLC may, in its sole discretion, release all or some portion of the shares subject to lock-up agreements at any time and for any reason. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your Class A common stock at a time and price that you deem appropriate.

In connection with acquisitions and other transactions, from time to time we issue shares of our Class A common stock in transactions exempt from registration under the Securities Act. For example, in connection with the acquisition of Valence Health, we issued 7.0 million shares of our Class A common stock in transactions exempt from registration under the Securities Act. See “Our company—Recent development—Acquisition of Valence Health, Inc.” for additional information. The market price of shares of our Class A common stock may drop significantly as a result of the issuance of additional shares, the resale of such shares or when the restrictions on resale by our existing stockholders lapse.

A decline in the price of shares of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of our Class A common stock or other equity securities.

The market price of our Class A common stock could decline due to the large number of shares of Class A common stock eligible for sale upon the exchange of Class B common units in this offering or in the future or conversion of the 2021 Notes.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock eligible upon the exchange of Class B common units (together with an equal number of shares of our Class B common stock) in this offering, in future sales, or the perception that such sales could occur or the conversion of our $125.0 million aggregate principal amount of 2.00% Convertible Senior Notes due 2021 (the “2021 Notes”). These sales, or the possibility that these sales may occur, may also make it more difficult for us to raise additional capital by selling equity or equity-linked securities in the future, at a time and price that we deem appropriate.

As of June 20, 2017, 61,925,530 shares of our Class A common stock and 6,493,750 Class B common units were outstanding. After giving effect to this offering, 65,765,736 shares of our Class A common stock and 2,653,544 Class B common units will be outstanding. Each Class B common unit, together with one share of our Class B common stock, is exchangeable for one share of Class A common stock. Pursuant to our registration rights agreement, we granted registration rights to the holders of the Class B common units with respect to their shares of Class A common stock delivered in exchange for their Class B common units, as well as certain other holders of our Class A common stock. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Issuance of common units and—Exchange agreement” in the accompanying prospectus for additional information. Resales of these securities were registered pursuant to our Registration Statement on Form S-3, File No. 333-212709, initially filed on July 28, 2016 and declared effective on August 12, 2016. In addition, up to a maximum of 6,631,287 shares of our Class A common stock is reserved for issuance upon the conversion of the 2021 Notes. We cannot assure you if or when any future offerings or resales of these shares may occur.

Some provisions of Delaware law, our second amended and restated certificate of incorporation and our amended and restated by-laws and certain of our contracts may deter third parties from acquiring us.

Among other things, our second amended and restated certificate of incorporation and our amended and restated by-laws:

•	divides our board of directors into three staggered classes of directors that are each elected to three-year terms;

•	prohibits stockholder action by written consent;

•	authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

•	prohibits cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	provides that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer;

•	requires advance notice to be given by stockholders for any stockholder proposals or director nominees;

•	requires the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock to amend certain provisions of our second amended and restated certificate of incorporation and any provision of our amended and restated by-laws; and

•	requires the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock to remove directors and only for cause.

In addition, Section 203 of the General Corporation Law of the State of Delaware (“DGCL”) may affect the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder.” We have elected in our second amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL. Nevertheless, our second amended and restated certificate of incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that they provide that each of TPG, UPMC and The Advisory Board and their transferees will not be deemed to be “interested stockholders,” and accordingly are not subject to such restrictions.

These and other provisions could have the effect of discouraging, delaying or preventing a transaction involving a change in control of our company or could make it more difficult for stockholders to elect directors of their choosing or to cause us to take other corporate actions that they desire. Provisions in certain of our contracts may also deter third parties from acquiring us. For example, under the UPMC IP Agreement, Evolent Health LLC’s license to certain intellectual property of UPMC would cease if we are acquired by certain specified acquirers. In addition, our contracts with certain partners would terminate if we are acquired by certain competitors or if UPMC ceases to be a subcontractor of our data and technology services.

Our second amended and restated certificate of incorporation and stockholders’ agreement contain provisions renouncing our interest and expectation to participate in certain corporate opportunities identified by or presented to certain of our pre-IPO investors.

Each of TPG, The Advisory Board and UPMC and their respective affiliates may engage in activities similar to ours or lines of business or have an interest in the same areas of corporate opportunities as we do. Our second amended and restated certificate of incorporation and stockholders’ agreement provide that such stockholders and their respective affiliates do not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity for us, they have no duty to communicate or offer such corporate opportunity to us. Our second amended and restated certificate of incorporation and stockholders’ agreement also provide that, to the fullest extent permitted by law, none of such stockholders or their respective affiliates will be liable to us, for breach of any fiduciary duty or otherwise, by reason of the fact that any such stockholder or any of its affiliates directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to us, and we have waived and renounced any claim that such business opportunity constituted a corporate opportunity that should have been presented to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive business opportunities are allocated by TPG, The Advisory Board or UPMC to themselves or their respective affiliates instead of to us.

Our second amended and restated certificate of incorporation designates courts in the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our second amended and restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL, our second amended and restated certificate of incorporation or our amended and restated by-laws, (d) any action to interpret, apply, enforce or determine the validity of our second amended and restated certificate of incorporation or amended and restated by-laws or (e) any other action asserting a claim against us that is governed by the internal affairs doctrine. We refer to each of these proceedings as a covered proceeding. In addition, our second amended and restated certificate of incorporation provides that if any action the subject matter of which is a covered proceeding is filed in a court other than the specified Delaware courts without the approval of our board of directors, which we refer to as a foreign action, the claiming party will be deemed to have consented to (1) the personal jurisdiction of the specified Delaware courts in connection with any action brought in any such courts to enforce the exclusive forum provision described above and (2) having service of process made upon such claiming party in any such enforcement action by service upon such claiming party’s counsel in the foreign action as agent for such claiming party. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these provisions. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our second amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

We do not anticipate paying any cash dividends in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future to fund the development and growth of our business. We do not intend to pay any dividends to holders of our Class A common stock. As a result, capital appreciation in the price of our Class A common stock, if any, will be your only source of gain on an investment in our Class A common stock. See “Matters regarding our Class A common stock—Dividend policy” for a discussion of our dividend policy.

In preparation of our IPO in 2015, we identified a material weakness in our internal control over financial reporting, and if we are unable to remedy our material weakness, or if we fail to establish and maintain effective internal controls, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our stock price.

Prior to the completion of our IPO, we were a private company and had limited accounting personnel to fully execute our accounting processes and address our internal control over financial reporting. Upon becoming a publicly-traded company, we became required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. We were not required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the filing of our 2016 10-K. Pursuant to the JOBS Act, our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting in general until the earlier of (1) the year in which our public float exceeds $700 million as of June 30 of the respective year or (2) December 31, 2020.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. During the course of preparing for our IPO, we determined that we had a material weakness in the design and operating effectiveness of our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that we identified was that we did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training to address accounting for complex, non-routine transactions.

We are currently in the process of remediating the material weakness and have taken numerous steps that we believe will address the underlying causes of the material weakness. Steps we have taken include hiring additional, and reallocating existing, accounting and finance personnel with technical accounting and financial reporting experience, engaging our actuarial personnel in the review of significant estimates, enhancing our training programs within our accounting and finance department, enhancing our internal review procedures during the financial statement close process, refining our existing internal control documentation and implementing additional monitoring programs and a new contract management process. This initiative has placed significant demands on our financial and operational resources, as well as our IT systems. Our current efforts to design and implement an effective control environment may not be sufficient to remediate or prevent future material weaknesses or significant deficiencies from occurring. During the course of the design and implementation, we may identify additional control deficiencies, which could give rise to other material weaknesses, in addition to the material weakness described above. The material weakness described above or any newly identified material weakness could result in a misstatement of our financial statements or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected. A control system, no matter how well designed and operated, can provide only reasonable assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and all instances of fraud will be detected. If we fail to effectively remediate deficiencies in our control environment, if we identify future material weaknesses in our internal controls over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. In addition, if we are unable to assert that our internal control over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, if and when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A common stock could be negatively affected. We also could become subject to investigations by the NYSE, the SEC or other regulatory authorities.

We are required to pay certain of our pre-IPO investors for certain tax benefits we may claim in the future, and these amounts are expected to be material.

3,840,206 of the Class B common units held upon completion of the Offering Reorganization are expected to be exchanged (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock in the Concurrent Exchange expected to close immediately prior to this offering. The remaining 2,653,544 Class B common units may be exchanged (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock in the future. The exchanges may result in increases in the tax basis of the assets of Evolent Health LLC that otherwise would not have been available. In addition, we expect that certain net operating losses will be available to us as a result of the transactions as described in “Tax Receivables Agreement” in “Part II—Item 8. Financial Statements and Supplementary Data—Note 12” of our 2016 10-K and “Contingencies—Tax Receivables Agreement” in “Part I—Item 1. Financial Statements (Unaudited)—Note 9” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017. These increases in tax basis and net operating losses may reduce the amount of tax that we would otherwise be required to pay in the future, although the Internal Revenue Service (“IRS”) may challenge all or a part of the tax basis increases and net operating losses, and a court could sustain such a challenge.

We have entered into our tax receivables agreement related to the tax basis step-up of the assets of Evolent Health LLC and certain net operating losses of the former members of Evolent Health LLC, with the holders of Class B common units and certain of our other investors (the “TRA Holders”). Pursuant to the tax receivables agreement, we will pay the TRA Holders 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax that we realize as a result of increases in tax basis resulting from our exchanges of Class B common units (calculated assuming that any post-IPO transfer of Class B common units (other than the exchanges) had not occurred) as well as certain other benefits attributable to payments under the tax receivables agreement itself. As a result of the tax basis step-up of the assets of Evolent Health LLC in connection with the Concurrent Exchange, we estimate that we could be required to pay up to approximately $41.1 million under the tax receivables agreement (using $26.75, the last reported sale price of our Class A common stock on June 21, 2017, for purposes of computing the estimate).

The tax receivables agreement also requires us to pay 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax that we realize as a result of the utilization of the net operating losses of Evolent Health Holdings and an affiliate of TPG attributable to periods prior to our IPO and the deduction of any imputed interest attributable to our payment obligations under the tax receivables agreement.

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the Offering Reorganization and the estimated tax basis step-ups resulting from each exchange, if all of the Class B common units currently outstanding (including the units exchanged in the Concurrent Exchange) were acquired by us in taxable transactions at the time of the closing of this offering for a price of $26.75 per Class B common unit (based on the last reported sale price of our Class A common stock on June 21, 2017), we estimate that the total amount that we would be required to pay under the tax receivables agreement could be approximately $201.8 million. This estimated amount includes potential future payments under the tax receivables agreement related to the future utilization of the pre-IPO net operating losses described above and potential future payments related to the tax basis step-up of the assets of Evolent Health LLC in connection with the exchanges that occurred in connection with our completed September 2016 Secondary Offering, our completed March 2017 Secondary Offering and our completed May 2017 Secondary Offering, including, in each applicable case, any related exercise in full by the underwriters of their option to purchase additional shares of Class A common stock. The actual amounts may be materially greater than these hypothetical amounts as potential future payments will vary as we consider our tax position, the relevant tax basis analysis, the timing of further exchanges, the price of our Class A common stock at the time of further exchanges, the amount of our Class B common units surrendered in further exchanges, the value of our assets at the time of further exchanges and allocation of our tax basis step-up to such assets, our ability to generate sufficient future taxable income in order to be able to benefit from the aforementioned tax attributes, the character and timing of our taxable income, and the income tax rates applicable at the time we realize cash savings for our recognition and utilization of the aforementioned tax attributes. Payments under the tax receivables agreement are not conditioned on our existing investors’ continued ownership of any of our equity after this offering.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are taking and intend to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. During the course of preparing for our IPO, we concluded that we had a material weakness in the design and operating effectiveness of our internal control over financial reporting. We also are taking and intend to continue to take advantage of reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, which may make it more difficult for investors and securities analysts to evaluate our company, and exemptions from the requirement of holding advisory “say on pay” votes on executive compensation and advisory votes on golden parachute compensation. We cannot predict if investors will find our Class A common stock less attractive if we rely on these exemptions. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be until December 31, 2020.

Our business and stock price may suffer as a result of our lack of public company operating experience.

Prior to our listing in 2015, we were a privately-held company since we began operations in 2011. Our lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to effectively manage our business in a public company environment or for any other reason, our prospects, financial condition, results of operations and stock price may be harmed.

Use of proceeds

All of the shares of our Class A common stock offered by this prospectus supplement will be sold by the selling stockholders named in the section entitled “Selling Stockholders.” We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders.

Matters regarding our Class A common stock

Market price of Class A common stock

Our Class A common stock has been publicly traded on the NYSE under the ticker symbol “EVH” since June 5, 2015. Prior to that date, there was no public trading market for our Class A common stock. The following table sets forth, for the periods indicated, the high and low prices of our Class A common stock on the NYSE.

	Price range of common stock
	High	Low
Fiscal Year ended December 31, 2017
Second Quarter (through June 21, 2017)	$27.50	$20.75
First Quarter	$23.35	$14.50
Fiscal Year ended December 31, 2016
Fourth Quarter	$25.66	$14.70
Third Quarter	$26.84	$17.94
Second Quarter	$19.22	$9.78
First Quarter	$12.80	$8.14
Fiscal Year ended December 31, 2015
Fourth Quarter	$17.37	$11.86
Third Quarter	$23.15	$15.35
Second Quarter (from June 5, 2015)	$19.93	$17.54

On June 21, 2017, the last reported sale price of our Class A common stock on the NYSE was $26.75 per share. As of June 20, 2017, we had 47 holders of record of our Class A common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. As of June 20, 2017, there were 61,925,530 shares of our Class A common stock outstanding. See “Description of Capital Stock” in the accompanying prospectus for additional information.

Dividend policy

We have not paid any dividends since our IPO. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. However, we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under our tax receivables agreement. The declaration and payment of all other future dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and any debt agreements we are then party to, and other factors our board of directors deems relevant.

Transfer agent and registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

Selling stockholders

This prospectus supplement relates to the resale of 4,500,000 shares of our Class A common stock by the selling stockholders named below.

In connection with this offering, TPG and Ptolemy expect to exchange 3,619,531 and 220,675 Class B common units (together with an equal number of shares of our Class B common stock), respectively, for shares of our Class A common stock on a one-for-one basis in the Concurrent Exchange. The Concurrent Exchange is expected to close immediately prior to the closing of this offering. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Exchange agreement” in the accompanying prospectus regarding the exchange agreement.

The following tables set forth, as of June 20, 2017, information with respect to (i) the beneficial ownership of each selling stockholder with respect to shares of our Class A common stock and Class B common stock prior to the Concurrent Exchange and this offering, (ii) the number of shares of our Class B common units (together with an equal number of shares of our Class B common stock) each selling stockholder expects to exchange in the Concurrent Exchange, (iii) the number of shares of our Class A common stock being offered hereby by each selling stockholder and (iv) the number of shares of Class A common stock and Class B common stock to be beneficially owned by each selling stockholder after the completion of the Concurrent Exchange and this offering.

The amounts and percentages of shares of Class A common stock and Class B common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

For information about certain relationships between us and the selling stockholders, see “Certain Contractual Arrangements with Stockholders” in the accompanying prospectus and “Certain Relationships and Related Party Transactions” in our definitive proxy statement for the year ended December 31, 2016 filed with the SEC on April 27, 2017.

Certain affiliates of the TPG Funds (as defined below) are broker-dealers. The TPG Funds have advised us that they purchased shares of our Class A common stock included in this offering in the ordinary course of business and, at the time of the purchases, the TPG Funds had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, each selling stockholder listed below has sole voting and investment power with respect to the indicated shares of our Class A common stock and Class B common stock. Information in the tables below with respect to beneficial ownership has been furnished by each of the selling stockholders.

Selling stockholder	Prior to the Concurrent Exchange and the offering						After the Concurrent Exchange and the offering
	Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned		Total number of shares of Class B common stock and Class B common units being exchanged	Total number of shares of Class A common stock being offered(3)	Shares of Class A common stock beneficially owned		Shares of Class B common stock beneficially owned
	Shares	Percent(1)	Shares	Percent(2)	Shares	Shares	Shares	Percent(4)	Shares	Percent(5)
TPG(6)	780,098	1.3%	4,279,501	65.9%	3,619,531	4,279,325	120,304	0.2%	659,970	24.9%
Ptolemy Capital, LLC(7)	—	—	441,351	6.8%	220,675	220,675	—	—	220,676	8.3%
TOTAL	780,098	1.3%	4,720,852	72.7%	3,840,206	4,500,000	120,304	0.2%	880,646	33.2%

(1)	Based on 61,925,530 shares of our Class A common stock outstanding as of June 20, 2017.
(2)	Based on 6,493,750 shares of our Class B common stock outstanding as of June 20, 2017.
(3)	Includes shares of Class A common stock issuable upon the Concurrent Exchange.
(4)	Based on 61,925,530 shares of our Class A common stock outstanding as of June 20, 2017 plus the new issuance of 3,840,206 shares of our Class A common stock upon consummation of the Concurrent Exchange.
(5)	Based on 6,493,750 shares of our Class B common stock outstanding as of June 20, 2017 less 3,840,206 shares of our Class B common stock cancelled upon consummation of the Concurrent Exchange.
(6)	The numbers represented as prior to the Concurrent Exchange and the offering include (i) 780,098 shares of Class A common stock held by TPG Growth II BDH, L.P., a Delaware limited partnership (“TPG Growth II BDH”), and (ii) 4,279,501 shares of Class B common stock held by TPG Eagle Holdings, L.P., a Delaware limited partnership (“TPG Eagle” and, together with TPG Growth II BDH, the “TPG Funds”) prior to the Concurrent Exchange and this offering. The general partner of each of the TPG Funds is TPG Growth II Advisors, Inc., a Delaware corporation. David Bonderman and James G. Coulter are sole shareholders of TPG Growth II Advisors, Inc. and therefore may be deemed to share voting and dispositive power with respect to, and be the beneficial owners of, the shares of common stock held by the TPG Funds. The address of TPG Growth II Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX, 76102.
(7)	Michael R. Stone has voting and dispositive power over the shares of Class B common stock held by Ptolemy Capital, LLC. The address of Ptolemy Capital, LLC and Michael R. Stone is 1250 Prospect St. Suite 200, La Jolla, California 92037.

U.S. federal income and estate tax considerations for non-U.S. holders of Class A common stock

The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a beneficial owner that is a “non-U.S. holder,” other than a non-U.S. holder that owns, or has owned, actually or constructively, more than 5% of our Class A common stock. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of a jurisdiction other than the United States or any state or political subdivision thereof or the District of Columbia; or

•	an estate or trust, other than an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

A “non-U.S. holder” does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our Class A common stock.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, potentially retroactively. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and it does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such an entity holding Class A common stock, or a partner in such an entity, you should consult your tax advisors regarding the purchase, ownership and disposition of our Class A common stock.

Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

We do not currently expect to make any distributions on our Class A common stock. In the event that we do make any distributions of cash or other property (other than certain pro rata distributions of our Class A common stock or rights to acquire our Class A common stock) with respect to shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, the excess will be treated first as a tax-free return of the non-U.S. holder’s adjusted tax basis in our Class A common stock and thereafter as capital gain, subject to the tax treatment described below in “—Gain on disposition of our Class A common stock.” Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder will be required to provide documentation (generally IRS Form W-8BEN or W-8BEN-E) certifying its entitlement to benefits under a treaty. Additional certification requirements apply if a non-U.S. holder holds our Class A common stock through a foreign partnership or a foreign intermediary.

The withholding tax does not apply to dividends paid to a non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a United States person (as defined in the Code). A non-U.S. holder treated as a corporation for U.S. income tax purposes receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) with respect to its effectively-connected earnings and profits attributable to such dividends.

If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an appropriate income tax treaty and the specific manner of claiming the benefits of the treaty.

The foregoing discussion is subject to the discussion below under “—FATCA withholding” and “—Information reporting and backup withholding.”

Gain on disposition of our Class A common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our Class A common stock unless:

•	such gain is effectively connected with a trade or business of the non-U.S. holder in the United States, in which event such non-U.S. holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if it is provided by an applicable tax treaty); or

•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our Class A common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation.

The foregoing discussion is subject to the discussion below under “—FATCA withholding” and “—Information reporting and backup withholding.”

FATCA withholding

Under the provisions of the Code and related U.S. Treasury guidance commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our Class A common stock and (ii) beginning after December 31, 2018, gross proceeds from the sale or other disposition of our Class A common stock. In the case of payments made to a “foreign financial institution” (such as a bank, a broker or an investment fund), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, or an FFI Agreement, or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, or an IGA, in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution, the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its substantial U.S. owners. If our Class A common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to comply with certain information requests or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement, unless such foreign financial institution is required by (and does comply with) applicable foreign law enacted in connection with an IGA. Each non-U.S. holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our Class A common stock.

Information reporting and backup withholding

Amounts treated as payments of dividends on our Class A common stock paid to a non-U.S. holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such non-U.S. holder by the applicable withholding agent.

The additional information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our Class A common stock to a non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Proceeds from the sale, exchange or other disposition of our Class A common stock by a non-U.S. holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the non-U.S. holder outside the United States. However, proceeds from the sale, exchange or other disposition of our Class A common stock by a non-U.S. holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such non-U.S. holder outside the United States, unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (for instance, by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our Class A common stock by a non-U.S. holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person (for instance, by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Federal estate tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty benefit, our Class A common stock generally will be treated as U.S. situs property subject to U.S. federal estate tax.

Underwriting

The selling stockholders are offering the shares of Class A common stock described in this prospectus supplement through the underwriters. Goldman Sachs & Co. LLC is acting as representative of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Total	4,500,000

The underwriters are committed to purchase all the shares of Class A common stock offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer our shares of Class A common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the selling stockholders per share of Class A common stock. The underwriting fee is $         per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters.

Per share	$
Total	$

We estimate that the total expenses of this offering payable by us, including offering, filing and listing fees, printing fees and legal and accounting expenses (including certain legal expenses of counsel to each selling stockholder that we have agreed to pay), but excluding the underwriting discounts and commissions, will be approximately $550,000. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $10,000.

A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters to selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC on a registration statement under the Securities Act relating to, any shares of any class of common stock or securities convertible into or exercisable or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities, or any membership interest in Evolent Health LLC, (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Goldman Sachs & Co. LLC for a period of 45 days after the date of this prospectus supplement, subject to certain exceptions, including:

(A)	the shares of our Class A common stock to be sold in this offering;

(B)	any shares of our common stock issued upon the exercise or settlement of options granted under the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and any other existing management incentive plans, provided that if the recipient of any such shares of our common stock has previously delivered a lock-up agreement to Goldman Sachs & Co. LLC, such shares of our common stock will be subject to such lock-up agreement;

(C)	the grant by us of awards under the 2011 Plan, the 2015 Plan and any other existing management incentive plans as disclosed in this prospectus supplement;

(D)	the issuance of shares in connection with our acquisition of Valence Health;

(E)	the filing of a registration statement on Form S-8 (or equivalent form) with the SEC in connection with an employee stock compensation plan or agreement described in this prospectus supplement;

(F)	the issuance of shares of Class A common stock payable to the extent required pursuant to the earn-out relating to our strategic alliance with Passport Health Plan;

(G)	[reserved];

(H)	the issuance of shares of our common stock or other securities (including securities convertible into our common stock) in connection with the acquisition by us or any of our subsidiaries of the securities, businesses, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition;

(I)	the issuance of shares of our common stock or other securities (including securities convertible into shares of our common stock) in connection with joint ventures, strategic transactions or other commercial relationships (including issuances to current or prospective customers or partners); or

(J)	any shares of our Class A common stock issuable upon conversion of the 2021 Notes;

provided that, in the case of clauses (H) and (I), the aggregate number of shares of our common stock will not exceed 7.5% of our issued and outstanding common stock on the closing date of this offering and any recipients of such shares of our common stock will deliver a lock-up agreement to Goldman Sachs & Co. LLC.

The Investor Stockholders and certain of our directors and executive officers have each entered into lock-up agreements with Goldman Sachs & Co. LLC in connection with this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, may not, without the prior written consent of Goldman Sachs & Co. LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, the Class B common units, common stock or such other securities which may be deemed to be beneficially owned by such selling stockholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our Class A common stock, in each case subject to certain exceptions, including:

(A)	any shares of our Class A common stock sold by such directors, officers and selling stockholders in this offering;

(B)	transfers of shares of our common stock as a bona fide gift;

(C)	transfers of shares of our common stock or such other securities as a result of the operation of law through estate, other testamentary document or intestate succession;

(D)	transfers of shares of our common stock or such other securities to any immediate family member of such directors, officers and selling stockholders or any trust for such person’s direct or indirect benefit or their immediate family member;

(E)	distributions of shares of our common stock to the members, limited or general partners or stockholders of such selling stockholders, their direct or indirect affiliates or other entities controlled or managed by them;

(F)	transfers of shares of our common stock or other securities acquired in open market transactions after the completion of this offering;

(G)	exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock to facilitate this offering;

(H)	the exercise of stock options to purchase shares of our common stock and any related transfer to us of shares of our common stock deemed to occur upon the cashless exercise of such stock options or for the purpose of paying the exercise price of such stock options or for paying taxes (including estimated taxes) due as a result of the exercise of such stock options, provided that any such purchased shares will be subject to the restrictions described in the lock-up agreements;

(I)	transfers to us of shares of our common stock or any security convertible into or exercisable for common stock in connection with the termination of service of an option to repurchase such shares;

(J)	transfers of shares pursuant to a trading plan established prior to the date of this prospectus supplement pursuant to Rule 10b5-1 of the Exchange Act (an “Established Plan”); provided that (i) to the extent a filing under the Exchange Act or public announcement, if any, is required or voluntarily made by or on behalf of the undersigned or the Company regarding any such sales, the undersigned shall cause such announcement or filing to include a statement to the effect that the sale was made pursuant to an Established Plan, and (ii) the undersigned may not amend, alter or modify an Established Plan during the Restricted Period; and

(K)	in the case of one of the selling stockholders, transfers of shares of shares or such other securities to any investment fund controlled or managed by any affiliate of a certain affiliate of such selling stockholder and its affiliates;

provided that in the case of any transfer or distribution pursuant to clause (B), (C), (D), (E) or (K), each donee or distributee will execute and deliver to Goldman Sachs & Co. LLC a lock-up agreement; and provided, further, that in the case of any transfer or distribution pursuant to clauses (B) through (J) or (K), no filing under the Exchange Act or other public announcement will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G, in each case, in accordance with applicable law and made after the expiration of the 45-day period referred to above). For purposes of the lock-up agreements, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

Nothing in the lock-up agreements will prohibit such directors, officers and selling stockholders from (i) transferring shares of our common stock pursuant to a liquidation, tender offer, merger, consolidation, stock exchange or similar transaction that results in all of our equity holders having the right to exchange their equity securities in us for cash, securities or other property; provided that if such transaction is not completed, any shares of our common stock or other equity securities subject to the lock-up agreements will remain subject to the lock-up restrictions or (ii) engaging in any transaction to the extent required by law, regulation or governmental order.

Such directors, officers and selling stockholders may, with our permission, establish a written trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act; provided that no sales or other transfers occur under such plan and no public disclosure of such plan will be required or will be made by any person during the 45-day period referred to above.

In addition, the selling stockholders have each obtained releases from certain lock-up agreements, dated May 15, 2017, to which they are subject, that permit the selling stockholders to sell shares of our Class A common stock in this offering.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

Our Class A common stock is listed on the NYSE under the symbol “EVH.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of our Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of our Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than it is required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our Class A common stock.

These activities may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock, and, as a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the underwriters can assure investors that an active trading market will continue to develop for shares of our Class A common stock, or that the shares will trade in the public market at or above the public offering price.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance

(Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except: (a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (b) where no consideration is or will be given for the transfer; (c) where the transfer is by operation of law; (d) as specified in Section 276(7) of the SFA; or (e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration

Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, certain commercial banking, financial advisory, investment banking, investment management, investment research, principal investment, hedging, market making, brokerage and other services. The underwriters and their respective affiliates have provided in the past to us and our affiliates, and may provide from time to time in the future, a variety of these services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In addition, from time to time, the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account or the account of customers, and hold on behalf of themselves or their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Legal matters

The validity of the Class A common stock offered hereby has been passed upon for us by Cravath, Swaine & Moore LLP. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York. TPG and Ptolemy have been represented by Ropes  & Gray LLP.

Experts

The financial statements of Evolent Health, Inc. incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report, which includes an explanatory paragraph relating to Evolent Health, Inc.’s accounting for an investment in a subsidiary as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC for the period from January 1, 2015 to June 3, 2015 and for the year ended December 31, 2014 (Predecessor), incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Evolent Health, Inc. for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from June 4, 2015 to December 31, 2015 (Successor), incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Evolent Health, Inc. for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The carve-out balance sheet of Valence Health, Inc. excluding Cicerone Health Solutions, Inc. as of December 31, 2015, and the related carve-out statements of operations, changes in net parent investment, and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

36,528,589 Shares

CLASS A COMMON STOCK

This prospectus relates to the possible resale, from time to time, by the selling stockholders to be identified in a prospectus supplement of up to 36,528,589 shares of our Class A common stock, including the possible resale, from time to time, of shares of our Class A common stock issuable upon exchange of an equivalent number of Class B common units (together with an equal number of shares of our Class B common stock) of our operating subsidiary, Evolent Health LLC, by certain selling stockholders pursuant to their contractual rights (an “Exchange”). See “Certain Contractual Arrangements with Stockholders—Third Amended and Restated Operating Agreement of Evolent Health LLC” for a detailed description of the right to Exchange.

We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders or from any issuance of our Class A common stock to the selling stockholders in connection with an Exchange, but we have agreed to pay certain offering expenses relating to such shares of our Class A common stock. In connection with each Exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis, which will consequently increase our percentage ownership interest in Evolent Health LLC. We have registered the applicable shares covered by this prospectus to permit the selling stockholders to sell the Class A common stock without restriction in the open market. However, the inclusion of the shares of our Class A common stock in this prospectus does not necessarily mean that (i) any selling stockholders will sell all or any of the Class A common stock offered hereby, (ii) any of the holders of Class B common units of Evolent Health LLC will elect to undertake an Exchange or (iii) any selling stockholders will sell all or any of the Class A common stock received in an Exchange.

The selling stockholders from time to time may offer and sell the shares directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. In connection with any offering of shares we may provide a prospectus supplement and attach it to this prospectus, which may add, update or change information contained in this prospectus.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “EVH.” On March 24, 2017, the last reported sale price of our common stock on the NYSE was $20.85 per share. Our principal executive offices are located at 800 N. Glebe Road, Suite 500, Arlington, VA 22203 and our telephone number is (571) 389-6000.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012. Investing in our common stock involves risk. See “Risk Factors” beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2017

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the selling stockholders to be named in a prospectus supplement or an amendment to the registration statement of which this prospectus is a part may offer and sell an aggregate of up to 36,528,589 shares of our Class A common stock, from time to time, in one or more offerings, in any manner described below under the heading “Plan of Distribution.” We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling stockholders or file an amendment to the registration statement of which this prospectus is a part that will name certain selling stockholders who may, from time to time, sell shares of our Class A common stock. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. Any prospectus supplement or any related free writing prospectus that we authorize to be provided to you may add, update or change information in this prospectus or in any documents that we have incorporated by reference in this prospectus. If the information in this prospectus is inconsistent with the information in any applicable prospectus supplement, any applicable amendment or any applicable free writing prospectus, you should rely on the information in that prospectus supplement, amendment or free writing prospectus; provided, that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus or any prospectus supplement or any applicable free writing prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Before making an investment in our Class A common stock, you should read both this prospectus and, if applicable, any prospectus supplement or any free writing prospectus, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

Neither we nor any of the selling stockholders have authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred to you. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus or any accompanying prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus or any accompanying prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

Except as otherwise indicated or required by the context, (i) references in this prospectus to “Evolent,” “we,” “our,” “us” and “our company” refer to Evolent Health, Inc., a Delaware corporation, together with its consolidated subsidiary, Evolent Health LLC, a Delaware limited liability company; (ii) “IPO” refers to our initial public offering, which was closed on June 10, 2015, of 13,225,000 shares of Class A common stock at a public offering price of $17.00 per share; and (iii) “offering reorganization” refers to the organizational transactions completed in connection with our IPO as described in “Part II—Item 8, Financial Statements and Supplementary Data—Note 4” of our Annual Report on Form 10-K for the year ended December 31, 2016.

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider the risk factors incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2016 and the other information contained in this prospectus, as updated by our subsequent filings under the Exchange Act, before purchasing shares of our Class A common stock. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. If any of those risks are realized, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our Class A common stock could decline, and you could lose part or all of your investment. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to the specific offering. Some statements in this prospectus constitute forward-looking statements. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus and the documents incorporated herein by reference and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services, future performance or financial results and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements. Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements, include, among others:

•	the structural change in the market for health care in the United States;

•	the uncertainty in the health care regulatory framework;

•	the uncertain impact the 2016 presidential and congressional elections may have on health care laws and regulations;

•	our ability to effectively manage our growth;

•	the significant portion of revenue we derive from our largest partners;

•	our ability to offer new and innovative products and services;

•	risks related to completed and future acquisitions, investments and alliances, including the recently completed acquisitions of Valence Health, Inc., excluding Cicerone Health Solutions, Inc. (“Valence Health”), and Aldera Holdings, Inc., which may be difficult to integrate, divert management resources, result in unanticipated costs or dilute our stockholders;

•	certain risks and uncertainties associated with the acquisition of Valence Health, including revenues of Valence Health before and after the merger may be less than expected, the timing and extent of new lives expected to come onto the platform may not occur as expected and the expected results of Evolent may not be impacted as anticipated;

•	the growth and success of our partners, which is difficult to predict and is subject to factors outside of our control, including premium pricing reductions and the ability to control and, if necessary, reduce health care costs;

•	our ability to attract new partners;

•	our ability to recover the significant upfront costs in our partner relationships;

•	our ability to estimate the size of our target market;

•	our ability to maintain and enhance our reputation and brand recognition;

•	consolidation in the health care industry;

•	competition which could limit our ability to maintain or expand market share within our industry;

•	our ability to partner with providers due to exclusivity provisions in our contracts;

•	restrictions and penalties as a result of privacy and data protection laws;

•	adequate protection of our intellectual property, including trademarks;

•	any alleged infringement, misappropriation or violation of third-party proprietary rights;

•	our use of “open source” software;

•	our ability to protect the confidentiality of our trade secrets, know-how and other proprietary information;

•	our reliance on third parties and licensed technologies;

•	our ability to use, disclose, de-identify or license data and to integrate third-party technologies;

•	data loss or corruption due to failures or errors in our systems and service disruptions at our data centers;

•	online security risks and breaches or failures of our security measures;

•	our reliance on Internet infrastructure, bandwidth providers, data center providers, other third parties and our own systems for providing services to our users;

•	our reliance on third-party vendors to host and maintain our technology platform;

•	our dependency on our key personnel, and our ability to attract, hire, integrate and retain key personnel;

•	the risk of potential future goodwill impairment on our results of operations;

•	our indebtedness and our ability to obtain additional financing;

•	our ability to achieve profitability in the future;

•	the requirements of being a public company;

•	our adjusted results may not be representative of our future performance;

•	the risk of potential future litigation;

•	our holding company structure and dependence on distributions from Evolent Health LLC;

•	our obligations to make payments to certain of our pre-IPO investors for certain tax benefits we may claim in the future;

•	our ability to utilize benefits under the tax receivables agreement described herein;

•	our ability to realize all or a portion of the tax benefits that we currently expect to result from past and future exchanges of Class B common units for our Class A common stock, and to utilize certain tax attributes of Evolent Health Holdings, Inc. and an affiliate of TPG (as defined below);

•	distributions that Evolent Health LLC will be required to make to us and to the other members of Evolent Health LLC;

•	our obligations to make payments under the tax receivables agreement that may be accelerated or may exceed the tax benefits we realize;

•	different interests among our pre-IPO investors, or between us and our pre-IPO investors;

•	the terms of agreements between us and certain of our pre-IPO investors;

•	the potential volatility of our Class A common stock price;

•	the potential decline of our Class A common stock price if a substantial number of shares become available for sale or if a large number of Class B common units are exchanged for shares of Class A common stock;

•	provisions in our amended and restated certificate of incorporation (our “certificate of incorporation”) and amended and restated by-laws (our “by-laws”) and provisions of Delaware law that discourage or prevent strategic transactions, including a takeover of us;

•	the ability of certain of our investors to compete with us without restrictions;

•	provisions in our certificate of incorporation which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees;

•	our intention not to pay cash dividends on our Class A common stock;

•	our ability to remediate the material weakness in our internal control over financial reporting;

•	our status as an “emerging growth company”; and

•	our lack of public company operating experience.

The risks included here are not exhaustive. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and other documents filed with the SEC include additional factors that could affect our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

We have filed with the SEC a registration statement on Form S-3, including exhibits filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of our Class A common stock offered hereby. This prospectus and any applicable prospectus supplements do not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to our company and shares of our Class A common stock offered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any applicable prospectus supplement as to the contents of any contract or other document referred to in this prospectus and any applicable prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov. Our SEC filings will also be available on our website at ir.evolenthealth.com. The information contained on or linked to or from our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus or any prospectus supplement.

INCORPORATION BY REFERENCE

This prospectus is part of a registration statement on Form S-3 filed with the SEC. This prospectus does not contain all of the information included in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we filed with the SEC prior to the date of this prospectus and that we will file in the future. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed, or will file, separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain, or will contain, important information about us, our business and our financial performance.

The following documents are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be furnished and not filed in accordance with SEC rules:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 3, 2017 (our “2016 10-K”);

(2)	The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2016 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016, as amended by Amendment No. 1 to Form 10-K/A filed with the SEC on April 1, 2016;

(3)	The description of our Class A common stock included in our registration statement on Form 8-A filed with the SEC on June 5, 2015;

(4)	Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on December 19, 2016 (solely with respect to Exhibits 23.1, 99.1 and 99.2 of Item 9.01) and our Current Reports on Form 8-K filed with the SEC on February 8, 2017 and March 27, 2017; and

(5)	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until all shares of our Class A common stock to which this prospectus relates have been sold or the offering of the underlying securities is otherwise terminated.

We also specifically incorporate by reference any documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Investor Relations at 800 N. Glebe Road, Suite 500, Arlington, Virginia 22203 or by phone at (571) 389-6000. The documents may also be accessed on our website at ir.evolenthealth.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus or any prospectus supplement.

OUR COMPANY

We are a market leader and a pioneer in the new era of health care delivery and payment, in which leading health systems and physician organizations, which we refer to as providers, are taking on increasing clinical and financial responsibility for the populations they serve. Our purpose-built platform, powered by our technology, proprietary processes and integrated services, enables providers to migrate their economic orientation from fee-for-service (“FFS”) reimbursement to payment models that reward high-quality and cost-effective care, or value-based payment models. By partnering with providers to accelerate their path to value-based care, we enable our provider partners to expand their market opportunity, diversify their revenue streams, grow market share and improve the quality of the care they provide.

We consider value-based care to be the necessary convergence of health care payment and delivery. We believe the pace of this convergence is accelerating, driven by price pressure in traditional FFS health care, a market environment that is incentivizing value-based care models and innovation in data and technology. We believe providers are positioned to lead this transition to value-based care because of their control over large portions of health care delivery costs, their primary position with consumers and their strong local brand.

Today, increasing numbers of providers are adopting value-based strategies, including contracting for capitated arrangements with existing insurance companies, governmental payers or large self-funded employers and managing their own captive health plans. Through value-based care, providers are in the early stages of transforming their role in health care as they attempt to defend their existing position and capture a greater portion of the more than two trillion dollars in annual health insurance expenditures. While approximately ten percent of health care payments were paid through value-based care programs as of June 2014, including through models created by systems like UPMC (as defined below), Kaiser Permanente and Intermountain Healthcare, it is estimated that this number will grow to over fifty percent by 2020. There were over 100 provider-owned health plans as of 2014 and this number continues to grow. The number of accountable care organizations (“ACOs”), or organizations of groups of doctors, hospitals and other health care providers which have come together voluntarily to provide coordinated care to their Medicare patients constructed to manage capitated or value-based arrangements with existing insurance companies or government payers, grew to 742 by the end of 2014.

We believe the transformation of the provider business model will require a set of core capabilities, including the ability to aggregate and understand disparate clinical and financial data, standardize and integrate technology into care processes, manage population health and build a financial and administrative infrastructure that capitalizes on the clinical and financial value it delivers. We provide an end-to-end, built-for-purpose, technology-enabled services platform for providers to transition their organization and business model to succeed in value-based payment models. The core elements of our platform include:

•	Integrated technology, proprietary process and clinical services model that enables the delivery of a high-performing population health organization, an aligned clinical delivery network to provide high-quality, coordinated care and an efficient administrative infrastructure to administer value-based care payment relationships.

•	Supporting multiple value-based care models our platform was built to support a diverse set of provider value-based care strategies ranging from shared medical savings arrangements to launching health plans in both public and private markets.

•	Identifi®, our technology platform, delivers the data aggregation and stratification, proven value-based care content, electronic medical records (“EMR”) optimization and proprietary applications that allow providers to standardize the delivery of care and enable clinical and financial analytics.

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Our complementary value-based operations are empowered and supported by Identifi®. Other elements include: (1) an aligned clinical delivery network to provide improved, coordinated care, (2) a high-performing population health organization that drives clinical outcomes, (3) an efficient administrative infrastructure to administer value-based payments and (4) integration of cost management solutions, such as pharmacy benefit management (“PBM”), or the administration of prescription drug programs, including developing and maintaining a list of medications that are approved to be prescribed, contracting with pharmacies, negotiating discounts and rebates with drug manufacturers and processing prescription drug claim payments, and patient risk scoring.

•	Long-term, embedded and aligned partnerships with health systems to enable us and our provider partners to grow together as we manage increasing populations under value-based care arrangements.

•	Payer-agnostic and a single point of integration between payers and the provider community enables us to provide an indispensable single point of integration between a diverse set of payers that becomes more valuable over time as our platform becomes the standard for value-based care contracting and operations.

We believe we are pioneers in enabling health systems to succeed in value-based payment models. We were founded in 2011 by members of our management team, UPMC, an integrated delivery system based in Pittsburgh, Pennsylvania, and The Advisory Board (as defined below), to enable providers to pursue a value-based business model and evolve their competitive position and market opportunity. Our mission, technology and services were developed with UPMC, which operates the nation’s largest provider-owned health plan after Kaiser Permanente, and The Advisory Board, whose best practice research and technology solutions were available to a membership base of over 4,400 hospitals and providers as of December 2016.

In October 2016, we acquired Valence Health. Valence Health, based in Chicago, Illinois, was founded in 1996 and provides value-based administration, population health and advisory services with a particular focus on the Medicaid and pediatric markets. At the time of the acquisition, Valence Health was supporting approximately 0.5 million lives across ten long-term operating partners with one additional partnership supporting approximately 0.4 million lives due to come onto the platform on January 1, 2017. We believe that the acquisition of Valence Health is highly complementary to Evolent’s business and brings a number of strategic benefits including: (1) enhanced capabilities in value-based care administration and claims processing; (2) increased presence and experience in the Medicaid market and (3) additional scale to our platform in the form of approximately 1.0 million incremental lives under long-term operating agreements.

We have developed what we believe is a unique partner development model. Most partner relationships begin with our transformation services, during which a partner engages us to develop a customized value-based care execution plan. This allows us to define the opportunity for our partners and embed our technology and processes while building confidence and trust that we are the best long-term infrastructure partner for the provider’s value-based care strategy. We then transition our partner to our platform and operations phase, which is governed by a long-term contract. We incur significant expenses in securing new partner relationships, and, in 2016, our business development expenses represented 6.4% of our total revenues.

We believe our business model provides strong visibility and aligns our partners’ incentives with our own. A large portion of our revenue is derived from our multi-year contracts, which are linked to the number of members that our partners are managing under a value-based care arrangement. This variable pricing model depends on the number of services and technology applications that our partners utilize to advance their value-based care strategies and the number of members they are able to attract over time. We expect to grow with current partners as they increase membership in their existing value-based programs, through expanding the number of services we provide to our existing partners and by adding new partners.

We believe we are in the early stages of capitalizing on these long-term aligned partnerships. We believe our health system partners’ current value-based care arrangements represent a small portion of the health system’s total revenue each year. We believe the proportion of value-based care related revenues to total health system revenues will continue to grow, driven by continued price pressure in FFS, new government payment programs, growth in consumer-focused insurance programs, such as Medicare Advantage and managed Medicaid, and innovation in data and technology. Our business model benefits from scale, as we leverage our purpose-built technology platform and centralized resources in conjunction with the growth of our partners’ membership base. These resources include our network development capabilities, PBM administration, technology development, clinical program development and data analytics and network development. While our absolute investment in our centralized resources and technologies will increase over time, we expect it will decrease as a percentage of revenue as we are able to scale this investment across a broader group of partners.

We were incorporated as a Delaware corporation on December 12, 2014. Our principal executive offices are located at 800 N. Glebe Road, Suite 500, Arlington, Virginia 22203 and our telephone number is (571) 389-6000. We also maintain a website at www.evolenthealth.com. Our website and the information contained therein or connected thereto are not incorporated into this prospectus or any prospectus supplement.

USE OF PROCEEDS

We have filed a registration statement of which this prospectus forms a part pursuant to our contractual obligation to certain stockholders under the registration rights agreement described in the section entitled “Certain Contractual Arrangements with Stockholders”. We will not receive any cash proceeds from any resale of our Class A common stock by the selling stockholders or from any issuance of shares of Class A common stock to the selling stockholders in connection with an Exchange. However, in connection with each Exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis, which will consequently increase our percentage ownership interest in Evolent Health LLC.

The selling stockholders will pay any underwriting discounts and commissions and transfer taxes attributable to the resale of the shares of our Class A common stock such selling stockholders hold. We will bear all other costs, fees and expenses incurred in effecting the offering of the shares covered by this prospectus. These may include, without limitation, all filing fees, blue sky fees, printing expenses, NYSE listing fees, rating agency fees, fees and expenses of our counsel and accountants and one counsel for each of the selling stockholders, fees and expenses of any special experts retained by us in connection with such offering, internal expenses (including all salaries and expenses of our officers and employees performing legal or accounting duties) and all of our expenses related to the “road-show” for any underwritten public offering.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain of our existing stockholders, including certain of our executive officers, of up to 36,528,589 shares of our Class A common stock that (i) were issued and outstanding as of the date of this prospectus or (ii) are issuable (a) upon exchange of an equivalent number of Class B common units of Evolent Health LLC (together with an equivalent number of our shares of Class B common stock) or (b) upon the exercise of options to acquire shares of our Class A common stock, in each case that were issued and outstanding as of the date of this prospectus. The selling stockholders originally acquired the shares of our Class A common stock included in this prospectus (i) in the case of four selling stockholders, in connection with our IPO and the related offering reorganization or (ii) in the case of nine selling stockholders, through grants of restricted stock awards in respect of our Class A common stock or grants of options to acquire shares of our Class A common stock under the Evolent Health Holdings, Inc. 2011 Equity Incentive Plan, made on October 26, 2011, February 13, 2012, April 23, 2012, September 10, 2012, April 1, 2014, October 22, 2014, and January 1, 2015. The Evolent Health Holdings, Inc. 2011 Equity Incentive Plan was assumed by Evolent Health, Inc. in connection with our IPO and the related offering reorganization.

Information about the selling stockholders, where applicable, including their identities and the number of shares of Class A common stock to be offered by them, will be set forth in a prospectus supplement, in a post-effective amendment or in documents incorporated by reference into this prospectus that we file with the SEC. The selling stockholders shall not sell any shares of our Class A common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement or in a post-effective amendment. However, the selling stockholders may sell or transfer all or a portion of their shares of our Class A common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of the capital stock of Evolent Health, Inc. does not purport to be complete and is subject to and qualified in its entirety by reference to the General Corporation Law of the State of Delaware (the “DGCL”) and our certificate of incorporation and by-laws. Copies of our certificate of incorporation and by-laws have been filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our certificate of incorporation provides that we may issue up to 750,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share.

As of March 17, 2017, there were 52,623,076 shares of our Class A common stock issued and outstanding. All shares of our Class A common stock offered hereby will be duly authorized, fully paid and nonassessable.

Class A common stock

Voting rights. Except as otherwise provided in our certificate of incorporation or required by law, the holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future. However, we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. The declaration and payment of all other future dividends to holders of our Class A common stock will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements and any debt agreements we are then party to, and other factors our board of directors deems relevant. See “Risk Factors—Risks relating to our structure—We are a holding company and our only material assets is our interest in Evolent Health LLC and, accordingly, we are dependent upon distributions from Evolent Health LLC to pay taxes and other expenses” of our 2016 10-K.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of Evolent Health, Inc., the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class B common stock

Shares of our Class B common stock are issuable only in connection with the issuance of Class B common units of Evolent Health LLC. When a Class B common unit is issued by Evolent Health LLC, we will issue the holder one share of our Class B common stock.

Exchange rights. Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Class B common unit and such share of Class B common stock for one share of Class A common stock pursuant to the terms of the exchange agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Certain Contractual Arrangements with Stockholders—Third amended and restated operating agreement of Evolent Health LLC—Exchange agreement”.

Voting rights. Our Class B stockholders are entitled to one vote for each share on all matters voted upon by our stockholders. Our Class A stockholders and Class B stockholders vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Delaware law would require our Class A stockholders and Class B stockholders to vote separately as a single class in the following circumstances:

•	if we amend our certificate of incorporation to increase the authorized shares of a class of stock, or to increase or decrease the par value of a class of stock, then such class would be required to vote separately to approve the proposed amendment; or

•	if we amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely, then such class would be required to vote separately to approve such proposed amendment.

Dividend rights. Our Class B stockholders will not participate in any cash dividends declared by our board of directors.

Rights upon liquidation. In the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our Class B stockholders who have not exchanged their shares of Class B common stock for a like number of shares of Class A common stock in accordance with the exchange agreement prior to such dissolution, liquidation or winding up of our affairs will not be entitled to receive any of our assets.

Other rights. In the event of our merger or consolidation with or into another company in connection with which shares of Class A common stock and Class B common stock (together with the related Class B common units) are converted into, or become exchangeable for, shares of stock, other securities or property (including cash), each Class B stockholder will be entitled to receive the same number of shares of stock as is received by Class A stockholders for each share of Class A common stock, and will not be entitled, for each share of Class B common stock, to receive other securities or property (including cash). No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.

Preferred stock

Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Evolent Health, Inc. without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. As of March 17, 2017, there were no shares of any preferred stock issued and outstanding.

Election and removal of directors; vacancies

Our board of directors consists of up to 10 directors, excluding any directors elected by holders of any preferred stock pursuant to provisions applicable in the case of defaults and subject to applicable laws and stock exchange regulations. The exact number of directors will be fixed from time to time by resolution of the board.

In accordance with our certificate of incorporation and by-laws, our board of directors currently consists of 10 members and is divided into three staggered classes of directors, as nearly equal in number as possible. At each annual meeting of our stockholders, our stockholders elect a class of directors for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors is elected each year. There is no limit on the number of terms a director may serve on our board of directors. The division of our board of directors into three classes with staggered three-year terms may have the effect of discouraging, delaying or preventing a transaction involving a change in control.

In connection with our IPO, we entered into a stockholders agreement with TPG Global, LLC and its affiliates (“TPG”), University of Pittsburgh Medical Center (“UPMC”) and The Advisory Board Company (“The Advisory Board”). The stockholders agreement contains provisions related to the composition of our board of directors, the committees of our board of directors and our corporate governance. Under the stockholders agreement, TPG, UPMC and The Advisory Board are entitled to nominate a majority of the members of our board of directors. Specifically, for so long as each of TPG, UPMC and The Advisory Board owns at least 40% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate two directors to serve on our board of directors. When such stockholder owns less than 40% but at least 5% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate one director. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s board nominees.

Pursuant to these provisions, TPG has designated Matthew Hobart and Norman Payson, MD, UPMC has designated Diane Holder and David Farner, and The Advisory Board has designated Michael D’Amato and Michael Kirshbaum. Prior to Mr. D’Amato joining our board in April 2016, The Advisory Board had designated Robert Musslewhite as a member of our board of directors.

Our certificate of incorporation and by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

In addition, our certificate of incorporation and by-laws provide that any newly created directorship on the board of directors that results from an increase in the number of directors and any vacancy occurring on the board of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

No cumulative voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation prohibits cumulative voting.

Limits on written consents

The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our certificate of incorporation precludes stockholder action by written consent.

Stockholder meetings

Our certificate of incorporation and by-laws provide that special meetings of stockholders may be called only by or at the direction of the board of directors, the chairman of the board of directors or the chief executive officer. Our certificate of incorporation and by-laws specifically deny any power of any other person to call a special meeting.

Amendment of certificate of incorporation

The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of stock will generally be required to amend provisions of our certificate of incorporation. However, the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock will generally be required to amend certain provisions of our certificate of incorporation.

Amendment of by-laws

Our by-laws may generally be altered, amended or repealed, and new by-laws may be adopted, by the affirmative vote of a majority of directors present at any regular or special meeting of the board of directors called for that purpose or by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of voting stock.

Other limitations on stockholder actions

Our by-laws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed;

•	propose any repeal or change in our by-laws; or

•	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the stockholder’s name and address;

•	any material interest of the stockholder in the proposal;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership; and

•	the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

To be timely, a stockholder must generally deliver notice:

•	in connection with an annual meeting of stockholders, not less than 120 nor more than 150 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting; or

•	in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 50 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as certain other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Corporate opportunity

Our certificate of incorporation and the stockholders agreement provide that each of TPG, The Advisory Board and UPMC and their respective affiliates will not have any duty to refrain from (i) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (ii) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity for us, they will have no duty to communicate or offer such corporate opportunity to us. Our certificate of incorporation and the stockholders agreement also provide that, to the fullest extent permitted by law, none of such stockholders or their respective affiliates will be liable to us, for breach of any fiduciary duty or otherwise, by reason of the fact that any such stockholder or any of its affiliates directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to us, and we will waive and renounce any claim that such business opportunity constituted a corporate opportunity that should have been presented to us.

Limitation of liability of directors and officers

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our by-laws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending these provisions will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum selection

Our certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders and other similar actions, may be brought only in specified courts in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover effects of some provisions

Some provisions of our certificate of incorporation and by-laws could make the following more difficult:

•	acquisition of control of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware business combination statute

We have elected in our certificate of incorporation not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that each of TPG, UPMC and The Advisory Board and their transferees will not be deemed to be “interested stockholders”, regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

Listing

Our Class A common stock is listed on the NYSE under the symbol “EVH”.

Transfer agent and registrar

The transfer agent and registrar for the Class A common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN CONTRACTUAL ARRANGEMENTS WITH STOCKHOLDERS

In connection with our IPO and offering reorganization, we entered into several agreements to define and regulate the governance and control relationships among us, Evolent Health LLC and certain stockholders. The following provides a summary of the material provisions of the agreements discussed. However, these summaries do not purport to be complete, and they are subject to, and qualified in their entirety by reference to, the complete text of the agreements which are filed as exhibits to the registration statement of which this prospectus forms a part. You should carefully read each agreement discussed.

Third amended and restated operating agreement of Evolent Health LLC

We operate our business through Evolent Health LLC. The operations of Evolent Health LLC and the rights and obligations of its members are governed by the third amended and restated operating agreement of Evolent Health LLC.

Governance

We serve as sole managing member of Evolent Health LLC. As such, we control its business and affairs and are responsible for the management of its business. No other members of Evolent Health LLC, in their capacity as such, have any authority or right to control the management of Evolent Health LLC or to bind it in connection with any matter.

Voting and economic rights of members

Evolent Health LLC has two series of outstanding equity: Class A common units, which may only be issued to Evolent Health, Inc., as sole managing member, and Class B common units. We refer to these Class A common units and Class B common units of Evolent Health LLC, collectively, as common units. The Class B common units are held by TPG, The Advisory Board and Ptolemy Capital, LLC (“Ptolemy”). The Class A common units and Class B common units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, Evolent Health LLC. Holders of Class B common units have no voting rights, except for the right to approve certain amendments to the third amended and restated operating agreement.

Net profits and losses of Evolent Health LLC generally are allocated, and distributions are made, to its members pro rata in accordance with the number of common units (Class A or Class B, as the case may be) they hold. Accordingly, as of December 31, 2016, net profits and net losses of Evolent Health LLC are allocated, and distributions made, approximately 77.4% to us and 22.6% to the holders of Class B common units, respectively.

Subject to the availability of net cash flow at the Evolent Health LLC level and to applicable legal and contractual restrictions, we intend to cause Evolent Health LLC to distribute to us, and to the other holders of common units, cash payments for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us and the other holders of common units as members of Evolent Health LLC to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. Regardless of whether Evolent Health LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our board of directors except that we will be required to pay cash dividends out of our future earnings to the extent that cash distributions from Evolent Health LLC are materially in excess of our assumed tax liability and our obligations under the tax receivables agreement. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock is not entitled to any dividend payments.

Coordination of Evolent Health, Inc. and Evolent Health LLC

Whenever we issue one share of Class A common stock for cash, the net proceeds will be transferred promptly either to Evolent Health LLC in exchange for one Class A common unit, or to a holder of Class B common units in exchange for a Class B common unit and a share of our Class B common stock. If we issue other classes or series of equity securities, we will contribute to Evolent Health LLC the net proceeds we receive in connection with such issuance, and Evolent Health LLC will issue to us an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, Evolent Health LLC will, immediately prior to our repurchase, redeem an equal number of Class A common units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.

We will not conduct any business other than the management and ownership of Evolent Health LLC, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.

Issuances of common units

Class A common units may be issued only to us as the sole managing member of Evolent Health LLC. Class B common units may be issued only to persons or entities we permit which, following the completion of our IPO, were TPG, The Advisory Board and Ptolemy. Such issuances shall be made in exchange for cash or other consideration. Class B common units may not be transferred as Class B common units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the third amended and restated operating agreement of Evolent Health LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.

Exchange agreement

In connection with our IPO, we entered into an exchange agreement with Evolent Health LLC, The Advisory Board, TPG and Ptolemy, which are the existing holders of the Class B common units of Evolent Health LLC. Pursuant to and subject to the terms of the exchange agreement and the third amended and restated operating agreement of Evolent Health LLC, holders of Class B common units, at any time and from time to time, may exchange one or more Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. Such exchange may be completed, at the election of Evolent Health LLC, by us or Evolent Health LLC. If Evolent Health LLC completes such exchange, we will contribute Class A common stock to Evolent Health LLC prior to the exchange. The amount of Class A common stock issued or conveyed will be subject to equitable adjustments for stock splits, stock dividends and reclassifications.

Holders will not have the right to exchange Class B common units if we determine that such exchange would be prohibited by applicable law or regulation, would violate other agreements to which we may be subject or would pose a material risk that Evolent Health LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that Evolent Health LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, Evolent Health LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income.

A holder that exchanges Class B common units will also be required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, Evolent Health LLC will cancel the delivered Class B common units and issue to us Class A common units on a one-for-one basis. Thus, as holders exchange their Class B common units for Class A common stock, our interest in Evolent Health LLC will increase.

The third amended and restated operating agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B common units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

We, Evolent Health LLC and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

We have reserved for issuance 15,346,981 shares of our Class A common stock for potential exchange in the future for Class B common units, which is the aggregate number of Class B common units outstanding as of December 31, 2016.

Exculpation and indemnification

The third amended and restated operating agreement of Evolent Health LLC contains provisions limiting the liability of Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates to Evolent Health LLC or any of its members. Moreover, the third amended and restated operating agreement contains broad indemnification provisions for Evolent Health LLC’s members (including Evolent Health, Inc.), officers and their respective affiliates. Because Evolent Health LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the DGCL with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.

Voting rights of Class A stockholders and Class B stockholders

Each share of our Class A common stock or our Class B common stock entitles its holder to one vote. As of December 31, 2016, TPG, The Advisory Board, UPMC and Ptolemy collectively held approximately 48.7% of the total voting power of our common stock by virtue of their ownership of Class A common stock and Class B common stock.

Tax consequences

Holders of common units of Evolent Health LLC, including Evolent Health, Inc., generally incur U.S. federal, state and local and non-U.S. income taxes on their allocable shares of any net taxable income of Evolent Health LLC. The third amended and restated operating agreement of Evolent Health LLC provides for cash distributions to its members in an amount at least equal to the members’ assumed tax liability attributable to Evolent Health LLC. Distributions in respect of the members’ assumed tax liability generally are computed based on our estimate of the net taxable income of Evolent Health LLC allocable per common unit multiplied by an assumed tax rate. As a result, these distributions will be pro rata in accordance with the number of common units (Class A or Class B) held. Funds used by Evolent Health LLC to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, these tax distributions may be substantial, and will likely exceed (as a percentage of Evolent Health LLC’s income) the overall effective tax rate applicable to a similarly situated corporate taxpayer. In addition, as a result of potential differences in the amount of net taxable income allocable to us and to the other members of Evolent Health LLC, as well as the use of an assumed tax rate in calculating Evolent Health LLC’s distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivables agreement described below. In accordance with the third amended and restated operating agreement, Evolent Health LLC intends to make distributions to its members in respect of such assumed tax liability and to fund dividends, if any, declared by us, as well as any payments we are obligated to make under the tax receivables agreement described below.

Evolent Health LLC made an election under Section 754 of the Internal Revenue Code of 1986, as amended, (the “Code”) which was effective for 2015 and will be effective for each taxable year in which an exchange of Class B common units occurs, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock. As a result of this election, exchanges of Class B common units, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have resulted, and future exchanges are expected to result, in increases in the tax basis in our share of the tangible and intangible assets of Evolent Health LLC at the time of such exchange, which will increase the tax depreciation and amortization deductions available to us and which could create other tax benefits. Any such increases in tax basis and tax depreciation and amortization deductions or other tax benefits could reduce the amount of tax that we would otherwise be required to pay in the future.

In addition, certain net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG are available to us as a result of the offering reorganization. We are required to pay a portion of the cash savings we actually realize from such increase in the tax basis of the tangible and intangible assets of Evolent Health LLC or from the utilization of such net operating losses to certain holders of Class B common units or contributors of the net operating losses pursuant to the tax receivables agreement.

Furthermore, payments under the tax receivables agreement, as described below, will themselves give rise to additional tax benefits and therefore, to additional payments under the tax receivables agreement. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “—Tax receivables agreement”.

Tax receivables agreement

Exchanges of Class B common units of Evolent Health LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have increased, and future exchanges are expected to increase, our tax basis in our share of Evolent Health LLC’s tangible and intangible assets. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future. In addition, certain net operating losses of Evolent Health Holdings, Inc. and of an affiliate of TPG are available to us as a result of the offering reorganization.

As part of our IPO, we entered into the tax receivables agreement with the holders of Class B common units and certain of our other investors. The agreement requires us to pay to such holders 85% of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax (as applicable) we realize as a result of any deductions attributable to future increases in tax basis following the exchanges described above (calculated assuming that any post-offering transfer of Class B common units had not occurred) or deductions attributable to imputed interest or future increases in tax basis following payments made under the tax receivables agreement.

Additionally, pursuant to the same agreement we will pay the former stockholders of Evolent Health Holdings, Inc. 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax that we realize as a result of the utilization of the net operating losses of Evolent Health Holdings, Inc. and an affiliate of TPG attributable to periods prior to our IPO, approximately $79.3 million, as well as deductions attributable to imputed interest on any payments made under the agreement.

We will benefit from the remaining 15% of any realized cash savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the tax receivables agreement. Additionally, the amount of the increase in tax basis following an exchange of Class B common units will be calculated assuming that any pre-exchange (but post-IPO) transfer of such Class B common units had not occurred. Therefore, we may be required to make payments under the tax receivables agreement that are attributable to an increase in tax basis caused by appreciation in value prior to such a pre-exchange transfer. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below. Estimating the amount of payments to be made under the tax receivables agreement cannot be done reliably at this time because any increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•	the timing of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock—for instance, the increase in any tax deductions will vary depending on the fair market value of the depreciable and amortizable assets of Evolent Health LLC at the time of the exchanges, and this value may fluctuate over time;

•	the price of our Class A common stock at the time of exchanges of Class B common units (together with an equal number of shares of our Class B common stock) for shares of our Class A common stock—the increase in our share of the basis in the assets of Evolent Health LLC, as well as the increase in any tax deductions, will be related to the price of our Class A common stock at the time of these exchanges;

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits;

•	any limitation on our utilization of the net operating losses formerly held by Evolent Health Holdings, Inc. or an affiliate of TPG under Section 382 of the Code; and

•	the amount, character and timing of our taxable income.

We are required under the tax receivables agreement to pay 85% of the tax savings, described above, if any, as and if realized. Except in certain circumstances, if in a given taxable year we do not have taxable income, before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the agreement for that taxable year because no tax savings will have been realized.

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, if all of the Class B common units had been acquired by us in taxable transactions at the time of the initial closing of the September 2016 Secondary Offering for a price of $22.50 per Class B common unit, we estimated at the pricing of the September 2016 Secondary Offering that the total amount we would be required to pay under the tax receivables agreement could be approximately $182.7 million. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than these hypothetical amounts, as potential future payments will vary depending on a number of factors, including those listed above. The obligations under the tax receivables agreement are our obligations and not obligations of Evolent Health LLC.

Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to the existing holders of Class B common units and the former stockholders of Evolent Health Holdings, Inc. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B common units are actually exchanged for our Class A common stock and no net operating losses would actually be used at the time of the accelerated payment under the tax receivables agreement. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

Were the IRS to successfully challenge the tax basis increases or the existence or amount of net operating losses described above, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax.

Registration rights agreement

In connection with our IPO, we entered into a registration rights agreement with TPG, UPMC, The Advisory Board and another investor to register for sale under the Securities Act shares of our Class A common stock, including those delivered in exchange for Class B common units in the circumstances described above. Subject to certain conditions and limitations, this agreement provides TPG, The Advisory Board, UPMC and such other investor with certain registration rights as described below.

Pursuant to the registration rights agreement, we registered the potential resale of all the shares of Class A common stock entitled to these registration rights, including such shares reserved for potential exchange in the future for Class B common units, on our Registration Statement on Form S-3, File No. 333-212709, initially filed on July 28, 2016 and declared effective on August 12, 2016.

Piggyback registration rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then TPG, The Advisory Board, UPMC and the other investor will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

The registration rights agreement granted TPG, The Advisory Board and UPMC the right to have their shares of Class A common stock registered by us on a Form S-3 registration statement at our expense. In accordance with such rights, we have registered all such shares as described above.

Expenses and indemnification

We will pay all expenses relating to any piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the selling stockholders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Stockholders agreement

In connection with our IPO, we entered into a stockholders agreement with TPG, UPMC and The Advisory Board. The stockholders agreement contains provisions related to the composition of our board of directors, the committees of our board of directors and our corporate governance. Under the stockholders agreement, TPG, UPMC and The Advisory Board are entitled to nominate a majority of the members of our board of directors. Specifically, for so long as each of TPG, UPMC and The Advisory Board owns at least 40% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate two directors to serve on our board of directors. When such stockholder owns less than 40% but at least 5% of the shares of common stock (including both our Class A common stock and Class B common stock) held by it following the completion of our IPO, such stockholder will be entitled to nominate one director. TPG, UPMC and The Advisory Board have agreed in the stockholders agreement to vote for each other’s board nominees. Pursuant to these provisions, TPG has designated Matthew Hobart and Norman Payson, MD, UPMC has designated Diane Holder and David Farner, and The Advisory Board has designated Michael D’Amato and Michael Kirshbaum. Prior to Mr. D’Amato joining our board in April 2016, The Advisory Board had designated Robert Musslewhite as a member of our board of directors.

The stockholders agreement provides that each of TPG, The Advisory Board and UPMC and their respective affiliates will not have any duty to refrain from (i) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (ii) doing business with any of our clients, customers or vendors. In the event that TPG, The Advisory Board or UPMC or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us.

The stockholders agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B common units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

PLAN OF DISTRIBUTION

This prospectus relates to the possible resale, from time to time, by the selling stockholders identified in a prospectus supplement of up to 36,528,589 shares of our Class A common stock, including shares of our Class A common stock issuable upon an Exchange.

We have registered the shares covered by this prospectus to permit the selling stockholders to sell the shares of our Class A common stock without restriction in the open market. However, the inclusion of the shares of our Class A common stock in this prospectus does not necessarily mean that (i) any selling stockholders will sell all or any of the Class A common stock offered hereby, (ii) any of the holders of Class B common units of Evolent Health LLC will elect to undertake an Exchange or (iii) any selling stockholders will sell all or any of the Class A common stock received in an Exchange.

The selling stockholders may, from time to time, sell any or all of the Class A common stock offered hereby directly or through one or more underwriters, broker-dealers or agents. The selling stockholders will be responsible for any underwriting discounts or agent’s commissions attributable to the resale of the shares of our Class A common stock. Shares of our Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such selling stockholders and any underwriter broker-dealer or agent who receives fees or commissions in connection with a sale. The selling stockholders may use any one or more of the following methods when selling shares:

•	on the NYSE or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers;

•	through agents;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through loans or pledges of our Class A common stock to a broker-dealer who may sell shares of our Class A common stock so loaned or, upon a default, may sell or otherwise transfer the pledged stock;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act rather than under this prospectus or any applicable prospectus supplement.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers which may engage in short sales of shares of our Class A common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell shares of our Class A common stock short and deliver the shares of our Class A common stock to close out such short position. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares of our Class A common stock, which shares may be resold thereafter pursuant to this prospectus or any applicable prospectus supplement.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders, or commissions from purchasers of the shares of our Class A common stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved).

With respect to a particular offering of shares of Class A common stock held by the selling stockholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific shares of Class A common stock to be offered and sold;

•	the names of the selling stockholders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Underwriters, broker-dealers or agents may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, broker-dealers or agents may be required to make in respect thereof.

The selling stockholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of our Class A common stock by the selling stockholders and their affiliates, as applicable.

There can be no assurance that the selling stockholders will sell any or all of the shares of our Class A common stock registered pursuant to the registration statement, of which this prospectus or any applicable prospectus supplement forms a part.

LEGAL MATTERS

The validity of the Class A common stock offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP.

EXPERTS

The financial statements of Evolent Health, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report, which includes an explanatory paragraph relating to Evolent Health, Inc.’s accounting for an investment in a subsidiary as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC for the period from January 1, 2015 to June 3, 2015 and for the year ended December 31, 2014 (Predecessor), incorporated in this prospectus by reference to the Annual Report on Form 10-K of Evolent Health, Inc. for the year ended December 31, 2016, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Evolent Health LLC as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from June 4, 2015 to December 31, 2015 (Successor), incorporated in this prospectus by reference to the Annual Report on Form 10-K of Evolent Health, Inc. for the year ended December 31, 2016, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The carve-out balance sheet of Valence Health, Inc. excluding Cicerone Health Solutions, Inc. as of December 31, 2015, and the related carve-out statements of operations, changes in net parent investment, and cash flows for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

4,500,000 shares

Evolent Health, Inc.

Class A common stock

Prospectus supplement

Goldman Sachs & Co. LLC	Morgan Stanley

June     , 2017